As filed with the Securities and Exchange Commission on February 26, 2004.

                                                       Registration No._________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC  20549
                      ____________________________________

                                    FORM SB-2

                             Registration Statement
                        Under the Securities Act of 1933
                      ____________________________________

                                  ELINEAR, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                      5045                   76-0478045
(State or other jurisdiction      (Primary Standard          (I.R.S. Employer
     of incorporation or      Industrial Classification   Identification Number)
         organization)               Code Number)

                                                       MR. KEVAN CASEY
              ELINEAR, INC.                             ELINEAR, INC.
       7240 BRITTMOORE, SUITE 118                7240 BRITTMOORE, SUITE 118
          HOUSTON, TEXAS 77041                      HOUSTON, TEXAS 77041
             (713) 896-0500                            (713) 896-0500
      (Address and telephone number          (Name, address and telephone number
     of principal executive offices)                of agent for service)

                                   Copies to:
                                 CAVAS S. PAVRI
                            BREWER & PRITCHARD, P.C.
                           THREE RIVERWAY, SUITE 1800
                              HOUSTON, TEXAS 77056
                              PHONE (713) 209-2950
                              FAX: (713) 659-5302
                              _____________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [   ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [   ]

     If delivery of this prospectus is expected to be made pursuant to Rule 434,
please check the following box. [   ]

                                   CALCULATION OF REGISTRATION FEE
=====================================================================================================
                                                 PROPOSED MAXIMUM    PROPOSED MAXIMUM     AMOUNT OF
TITLE OF EACH CLASS OF             AMOUNT         OFFERING PRICE        AGGREGATE       REGISTRATION
SECURITIES TO BE REGISTERED   BEING REGISTERED     PER SHARE(1)     OFFERING PRICE(2)        FEE
----------------------------  ----------------  ------------------  ------------------  -------------
Common Stock, par value $.02         7,138,962  $             2.80  $       19,989,093  $       2,533
----------------------------  ----------------  ------------------  ------------------  -------------
TOTAL                                                               $       19,989,093  $       2,533
=====================================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2)  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to
     Rule 457 (c) under the Securities Act of 1933, based upon the last sale of the Registrant's common stock on February 23, 2004, as reported in the over-the-counter market.

_________________________

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated February 26, 2004

Preliminary Prospectus

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                  ELINEAR, INC.

                                7,138,962 SHARES

     This prospectus relates to the offer and sale of our common stock, including shares of common stock underlying warrants, by the selling stockholders identified in this prospectus. This offering is not being underwritten. We have agreed to pay the expenses related to the registration of the shares being offered, but we will not receive any proceeds from the sale of the shares by the selling stockholders. To the extent exercised, we will receive proceeds on the cash exercise of the warrants.

     Our common stock is currently traded on the OTC Bulletin Board under the symbol ELIN. On February 9, 2004, the closing price of our common stock was $3.05 per share.

     Investing in our common stock involves risks. You should purchase our shares only if you can afford a complete loss of your investment. WE URGE YOU TO READ THE RISK FACTORS SECTION BEGINNING ON PAGE 4 ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             The date of this prospectus is _______________, 2004.

                                      TABLE OF CONTENTS


                                                                                         PAGE
                                                                                         ----
Prospectus summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Risk factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Special note regarding forward-looking statements. . . . . . . . . . . . . . . . . . . . .  8
Use of proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Market price information and dividend policy . . . . . . . . . . . . . . . . . . . . . . .  8
Management's discussion and analysis . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Our business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Selling stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Plan of distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
Change of accountants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
Principal stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
Description of securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
Disclosure of Commission position on indemnification for Securities Act liabilities. . . . 30
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
Legal matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
Where you can find more information. . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

                               PROSPECTUS SUMMARY

     To understand this offering fully, you should read the entire prospectus carefully, including the Risk Factors section beginning on page 4 and the financial statements.

                                 ELINEAR, INC.

     We are a total IT solutions provider of technology consulting, network and storage solutions infrastructure, and digital voice, data, video, and security services for both commercial and residential customers. Our operations are separated into three segments:

     - Product fulfillment and network and storage solutions. Through our wholly owned subsidiary, NetView Technologies, Inc., we offer a complete solution to our customers for the acquisition, management, and configuration of complex storage and network server installations.

     - Communications deployment. Through our wholly owned subsidiary, NewBridge Technologies, Inc., we provide (a) structured cabling, (b) cabling infrastructure design and implementation, (c) security installation and monitoring, and (d) digital services of voice, data, and video over fiber optic networks to residential and commercial customers.

     - Consulting services. We offer: (a) consulting services, (b) creative web site design, (c) web site content management software, and (d) technical project management and development services.

     We completed the acquisition of NetView and NewBridge during 2003. In April 2003, we issued 12,961,979 shares of common stock for all of the outstanding common stock of NetView. After the merger the stockholders of NetView owned approximately 90% of eLinear.

     Although NetView became our wholly owned subsidiary, for accounting purposes this transaction was treated as an acquisition of eLinear and a recapitalization of NetView using the purchase method of accounting. Since NetView is deemed to be the acquiring company for accounting purposes, the financial information included in this prospectus is information derived from the consolidated financial statements of NetView.

     In July 2003, we completed the acquisition of all the outstanding shares of NewBridge. In the transaction, we issued 850,000 shares of common stock, and options to purchase 300,000 shares of common stock to the shareholders of NewBridge.

RECENT DEVELOPMENTS

     In January 2004, we completed a private offering that raised gross proceeds of $2,533,850. In this offering, we issued 1,964,225 shares of common stock, warrants to purchase 1,178,535 shares of common stock at an exercise price of $1.89 per share, and warrants to purchase 1,090,145 shares of common stock at an exercise price of $1.55 per share. In February 2004, we completed a private offering that raised gross proceeds of $2,460,000. In this offering we issued 1,230,000 shares of common stock, warrants to purchase 615,000 shares of common stock at an exercise price of $3.00 per share, and warrants to purchase 615,000 shares of common stock at an exercise price of $2.50 per share. As part of these offerings, we agreed to register the resale of the shares issued, as well as the shares underlying the warrants issued. This prospectus is a part of the registration statement that we have filed to fulfill this registration obligation. In addition to the foregoing warrants, in connection with the above financings, we issued warrants to purchase 117,854 shares of our common stock at an exercise price of $1.89 per share, warrants to purchase 109,015 shares of our common stock at an exercise price of $1.55 per share, warrants to purchase 61,500 shares of our common stock at an exercise price of $2.50 per share, and warrants to purchase 61,500 shares of our common stock at an exercise price of $3.00 per share.

     In February 2004, we entered into a revolving credit facility with Laurus Master Fund, Ltd. Under the terms of the agreement, we can borrow up to $5,000,000 at an annual interest rate of prime plus .75% (with a minimum rate of 4.75%) based on our eligible accounts receivable balances. We are permitted to go over our borrowing limit, which is referred to as getting an "overadvance," if we get the approval of Laurus. These overadvances typically accrue interest at a rate of 1.5% per month, but until August 2004, we are not required to pay this interest amount on any overadvances. As of February 25, 2004, we had approximately $3.0 million outstanding on this credit facility. This credit facility is secured by all of our assets. Payment of interest and principal can, under certain circumstances, be made with shares of our common stock at a conversion price of $2.91 per share. In connection with execution of this credit facility, we issued Laurus a seven-year warrant to purchase 290,000 shares of our common stock at exercises prices ranging from $3.05 to $3.32 per share. We have the ability to prepay any amounts owed under this credit facility at 115% of the principal amount.

     We maintain a web site at www.elinear.com. Information contained on our web site is not part of this prospectus. Our principal executive offices are located at 7240 Brittmoore, Suite 118, Houston, Texas 77041, and our telephone number is (713) 896-0500. All references to "we," "our," or "us" refer to eLinear, Inc., a Delaware corporation, and our subsidiaries.


THE OFFERING

SECURITIES OFFERED. . . .  The selling stockholders are offering a total of 7,138,962 shares, including a total of 3,848,549 shares underlying warrants.

COMMON STOCK OUTSTANDING.  As of February 9, 2004, we had 20,446,167 shares outstanding.

USE OF PROCEEDS . . . . .  We will not receive any of the proceeds from the sale of shares of our common stock offered by our selling stockholders.  We will receive the proceeds from the cash exercise of the warrants discussed in this prospectus.

MARKET FOR OUR SECURITIES  Our common stock currently trades on the OTC Bulletin Board under the symbol ELIN.  The market for our common stock is highly volatile.

RISK FACTORS. . . . . . .  Investing in our common stock involves risks.  You should purchase our shares only if you can afford a complete loss of your investment.  A discussion of some of the risks associated with our company is in the
                           Risk Factors section beginning on page 4.

     The share information in the table above is based on 20,446,167 shares outstanding as of February 9, 2004 and excludes 6,460,342 shares of common stock issuable upon the exercise of outstanding stock options and warrants at a weighted average exercise price of $2.50 per share. Except for options to purchase 1,059,027 shares of common stock, all of the above options and warrants are currently exercisable. The above information also excludes any shares that may be issuable upon the conversion of any amounts under our credit facility with Laurus Master Fund, or the 290,000 shares of common stock issuable upon the exercise of warrants to Laurus at an exercise prices ranging from $3.05 to $3.32 per share.

SUMMARY FINANCIAL INFORMATION

     The following financial information is derived from our audited financial statements for the fiscal years ended December 31, 2003 and 2002. This information is only a summary and does not provide all of the information contained in our financial statements and related notes. You should read the "Management's Discussion and Analysis" beginning on page 9 of this prospectus and our financial statements and related notes beginning on page F-1.

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                                 ------------
STATEMENTS OF OPERATIONS DATA:
                                                               2003         2002
                                                           ------------  -----------
Revenue . . . . . . . . . . . . . . . . . . . . . . . . .  $13,598,490   $7,733,119
Cost of sales . . . . . . . . . . . . . . . . . . . . . .  $11,464,755   $6,757,097
Selling, general and administrative expenses. . . . . . .  $ 3,151,263   $  756,555
Depreciation. . . . . . . . . . . . . . . . . . . . . . .  $    20,290   $    9,143
Interest expense. . . . . . . . . . . . . . . . . . . . .  $    30,775   $   10,930
Other income. . . . . . . . . . . . . . . . . . . . . . .  $    46,432   $       --
Net income (loss) before pro forma income tax expense (1)  $(1,022,161)  $  199,394
Pro forma income tax expense (1). . . . . . . . . . . . .  $        --   $ (106,554)
Pro forma net income (loss) (1) . . . . . . . . . . . . .  $(1,022,161)  $   92,840
Net income (loss) per common share (basic and diluted). .  $     (0.07)  $     0.01

(1) NetView was an S-Corporation in fiscal 2002 and upon the completion of the merger with eLinear, NetView terminated its S-Corporation status for income tax purposes. The pro forma income tax expense indicates the results as if we applied the current policy for income taxes.

                              AS OF
BALANCE SHEET DATA:   DECEMBER 31, 2003
                      ------------------
Working capital. . .  $          925,574
Total assets . . . .  $        4,134,196
Total liabilities. .  $        1,502,389
Stockholders' equity  $        2,631,807

                                  RISK FACTORS

     Any investment in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our securities.

WE HAVE A LIMITED OPERATING HISTORY AND EXPECT TO ENCOUNTER RISKS FREQUENTLY FACED BY SIMILAR COMPANIES.

     We completed our acquisition of NetView in April 2003. Therefore, we have a limited operating history as a combined company for you to analyze in making an informed judgment as to the merits of an investment in our common stock. There is no significant historical basis to assess how we will respond to competitive, economic, or technological challenges. We are subject to all of the substantial risks inherent in the commencement of an early-stage business
enterprise.   Any investment should be considered a high-risk investment because we are an early-stage company with unforeseen costs and expenses.

WE HAVE A FEW LARGE CUSTOMERS THAT PROVIDE A LARGE AMOUNT OF OUR SALES AND ACCOUNTS RECEIVABLES, AND WE DO NOT, AS A MATTER OF COURSE, HAVE LONG-TERM AGREEMENTS WITH OUR PRODUCT FULFILLMENT CUSTOMERS.

     Three customers accounted for approximately 21%, 14%, and 10% of our sales for fiscal 2003. We had two customers that represented 30% and 15% of our accounts receivable balance at December 31, 2003. We do not, as a matter of course, have long-term agreements with the customers to whom we provide product fulfillment. Therefore, we must maintain and forge new relationships with our customers to obtain future orders. There is no assurance that we will be successful in this endeavor.

WE HAVE A LARGE AMOUNT OF GOODWILL ON OUR BALANCE SHEET THAT, IF DEEMED IMPAIRED, WOULD NEGATIVELY EFFECT OUR FUTURE PROFITABILITY.

     As of December 31, 2003, we had $1,647,522 of goodwill on our balance sheet. Goodwill occurs when an acquisition is made and represents the excess of our cost over the fair value of the net tangible assets acquired. Goodwill is not amortized, but is subject to an impairment assessment at least annually which may result in a charge to operations if the fair value of the reporting segment in which the goodwill is reported declines. Due to the large amount of goodwill included in our financial reports, if an impairment is required our future financial results would be negatively affected.

IF WE NEED ADDITIONAL FINANCING, AND FINANCING IS UNAVAILABLE, WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS.

     As of December 31, 2003, we had cash of $554,483. During the first quarter of 2004, we have raised approximately $5 million through the sale of our common stock and warrants. During the quarter we also borrowed $3.0 million through our credit facility with Laurus Master Funds. We have historically financed our operations through private equity financings. During fiscal 2003, we did not generate positive cash flows from our operations. We anticipate that we will need additional capital in the future to expand our business operations. We do not have any commitments for funding at this time, and additional funding may not be available to us on favorable terms, if at all.

OUR EXISTING EXECUTIVE OFFICERS AND DIRECTORS CONTROL A MAJORITY OF OUR COMMON STOCK AND MAY PREVENT NEW INVESTORS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS.

     As of February 9, 2004, our executive officers and directors beneficially owned an aggregate of approximately 64% of our outstanding common stock. These parties have the ability to determine the outcome of matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these persons have the ability to influence or control the management of our day-to-day operations, business and affairs. Accordingly, this concentration of ownership may harm the market price of our common stock by:

     -    delaying, deferring or preventing a change in control;

     - preventing a change in our management, even if our management is unsuccessful in executing our business strategy;

     - impeding a merger, consolidation, takeover or other business combination involving us; or

     - discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us.

WE HAVE RESERVED A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK FOR ISSUANCE UPON THE EXERCISE OF WARRANTS, OPTIONS, AND UPON THE CONVERSION OF OUR CREDIT FACILITY. THE ISSUANCE OF THESE SHARES WILL HAVE A DILUTIVE EFFECT ON OUR COMMON STOCK AND MAY LOWER OUR STOCK PRICE.

     We have reserved a large number of shares to be issued on the exercise of outstanding warrants, options, and upon the conversion of our credit facility. In addition, we have a large number of shares reserved under our existing stock option plans. The majority of our outstanding warrants and options have exercise prices that are below our current market price. The warrants and options have exercise prices ranging from $.32 to $39.375 per share. Our Laurus credit facility has a conversion price of $2.91 per share. As of February 9, 2004, we have reserved 9,318,992 shares of common stock for issuance on the exercise of warrants and options, and upon the conversion of our convertible debt. This number includes shares underlying our existing option plans even if those shares or options have not yet been granted. The issuance of our common stock upon the exercise of these securities will be dilutive and may hurt our stock price.

THE TERMS OF OUR DEBT OBLIGATIONS TO LAURUS MASTER FUND SUBJECT US TO THE RISK OF FORECLOSURE ON ALL OF OUR ASSETS.

     To secure the payment of all obligations owed to Laurus, we have granted to Laurus a security interest and lien on all of our assets. The occurrence of an event of default under any of our obligations would subject us to foreclosure by Laurus to the extent necessary to repay any amounts due. If a foreclosure were to happen, it would have a material adverse effect on our financial condition.

WE MAY NOT HAVE SUFFICIENT FUNDS TO REPAY OUR OBLIGATIONS TO LAURUS MASTER FUND WHEN THEY BECOME DUE.

     We may not have sufficient funds to repay Laurus when our debt obligations to them become due. We are not required to establish a sinking fund for the repayment of our debt to Laurus, and we intend to use the funds received from Laurus for working capital. Accordingly, we may be required to obtain funds to repay Laurus either through refinancing or the issuance of additional equity or debt securities. We may be unable to obtain the funds needed, if any, to repay the obligations from any one or more of these other sources on favorable economic terms or at all.

SINCE OUR ACQUISITION OF NETVIEW, WE HAVE HAD LOSSES IN EACH QUARTER AND MAY NEVER ACHIEVE PROFITABILITY.

     Since our acquisition of NetView in April 2003, we have not been profitable. We incurred net losses of approximately $1,022,161 in 2003. As of December 31, 2003, we had an accumulated deficit of approximately $1,395,739. We anticipate that our future expense levels will continue to increase as we attempt to expand our business operations. If our revenues do not exceed our additional spending levels, we may not achieve or sustain profitability in the future.

WE ARE DEPENDENT ON THE SERVICES OF MESSRS. TOMMY ALLEN AND KEVAN CASEY, AND WE DO NOT HAVE LONG-TERM EMPLOYMENT AGREEMENTS WITH EITHER OF THEM.

     If we lose the services of Tommy Allen, our president and a director, or Kevan Casey, our chief executive officer and a director, our ability to operate and expand our business may be seriously compromised. Messrs. Allen and Casey have been instrumental in determining our strategic direction and focus. Our employment agreements with Messrs. Allen and Casey are terminable by either party on 14 days notice. We do not maintain key person insurance on either Messrs. Allen or Casey.

WE INTEND TO MAKE ACQUISITIONS TO EXPAND OUR BUSINESS, AND SINCE WE DO NOT HAVE A HISTORY OF MAKING ACQUISITIONS, WE MAY NOT MAKE PRUDENT CHOICES WITH RESPECT TO ANY ACQUISITIONS.

     Our business strategy is to expand our operations, in part, through the acquisition of additional companies. We have a limited operating history, and we may not choose the proper acquisition candidates for our company. Our future operating results may depend upon the ability of our management to assimilate the operations of any acquisitions and to oversee these expanded operations.
Our ability to manage any acquisitions will depend on a number of factors, including our capital resources, our ability to retain key employees, and our ability to control operating costs. Based on our limited history, we cannot assure you that we will be successful in these efforts.

WE FACE SUBSTANTIAL COMPETITION FROM COMPETITORS WITH SIGNIFICANTLY GREATER RESOURCES.

     The information technology industry includes equipment manufacturers that serve many of the same customers served by us. Substantially all of our competitors have significantly greater resources, including financial, technical, and marketing resources. We face competition from many entities with well-established brand names and larger customer bases than us. Numerous companies may seek to enter our industry and may expose us to severe price competition for our products and services. We expect competition to intensify in the future.

OUR STOCK PRICE IS HIGHLY VOLATILE AND, THEREFORE, THE VALUE OF YOUR INVESTMENT MAY FLUCTUATE SIGNIFICANTLY.

     The market price of our common stock has fluctuated and may continue to fluctuate. During the past year, the price of our common stock has ranged from $0.45 per share to $3.50 per share. These fluctuations may be exaggerated since the trading volume of our common stock is volatile. These fluctuations may or may not be based upon any business or operating results. Our common stock may experience similar or even more dramatic price and volume fluctuations.

OUR ABILITY TO ISSUE "BLANK CHECK" PREFERRED STOCK MAY MAKE IT MORE DIFFICULT FOR A CHANGE IN OUR CONTROL.

     Our articles of incorporation authorizes the issuance of "blank check" preferred stock with designations, rights and preferences as may be determined by our board of directors without shareholder approval. Our preferred stock could be utilized as a method of discouraging, delaying, or preventing a change in our control and as a method of preventing shareholders from receiving a premium for their shares in connection with a change of control.

PENNY STOCK RULES COULD MAKE IT HARD TO SELL OUR COMMON STOCK AND COULD IMPOSE SIGNIFICANT RESTRICTIONS ON BROKER-DEALERS.

     The "penny stock" rules limit trading of securities not traded on NASDAQ or a recognized stock exchange, or securities which do not trade at a price of $5.00 or higher. Our common stock is a penny stock. Brokers making trades in these securities must make a special suitability determination for purchasers of the security, and obtain the purchaser's consent prior to sale. Brokers must also furnish these customers with a document describing the risks of investing in penny stocks. The application of these rules may make it difficult for purchasers in this offering to resell their shares.

YOU LIKELY WILL NOT RECEIVE A RETURN ON YOUR INVESTMENT IN THE SHARES THROUGH DIVIDENDS PAID ON OUR COMMON STOCK.

     We do not anticipate paying any cash dividends on our common stock in the foreseeable future. While our dividend policy will be based on our operating results and capital needs, we anticipate that all earnings, if any, will be retained to finance our future operations.

ANTI-TAKEOVER PROVISIONS IN OUR ORGANIZATIONAL DOCUMENTS AND DELAWARE LAW COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT AND THEREFORE COULD LIMIT THE PRICE INVESTORS MAY BE WILLING TO PAY IN THE FUTURE FOR OUR COMMON STOCK.

     The anti-takeover provisions in our articles of incorporation and in Delaware law could make it more difficult for a third party to acquire us without the approval of our board of directors. Under these provisions, we could delay, deter, or prevent a takeover attempt or third-party acquisition that our stockholders may consider to be in their best interests, including a takeover attempt that may result in a premium over the market price of our common stock. In addition, these provisions may prevent the market price of our common stock from increasing substantially in response to actual or rumored takeover attempts and also may prevent changes in our management. These anti-takeover provisions may limit the price investors are willing to pay in the future for shares of our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operations or financial condition, or state other "forward-looking" information. The words "believe," "intend," "plan," "expect," "anticipate," "estimate," "project" and similar expressions identify that a forward-looking statement was made. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause our actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause results to differ from projections include, for example:

     - our ability to locate quality acquisition candidates to grow our business;

     -    our ability to integrate any new acquisitions;

     -    the loss of any of our large customers;

     -    the level of demand for our products or services; and

     -    our ability to develop or maintain strategic relationships.

     We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements. Future events and actual results could differ materially from those expressed in, contemplated by, or underlying any forward-looking statements.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the resale of the common stock offered under this prospectus. We will receive the proceeds from the exercise of the warrants discussed in this prospectus, if they are exercised. We intend to utilize any proceeds from the warrants for general corporate purposes.


                  MARKET PRICE INFORMATION AND DIVIDEND POLICY

     Our common stock trades on the OTC Bulletin Board market under the symbol ELIN. The market for our common stock is limited, sporadic, and highly volatile. The following table sets forth the approximate high and low closing sales prices for our common stock for the last two fiscal years. The quotations reflect inter-dealer prices, without retail markups, markdowns, or commissions and may not represent actual transactions.

                                High    Low
                              ---------------
Year 2003
    Quarter ended December 31   $2.75  $1.19
    Quarter ended September 30  $1.62  $0.65
    Quarter ended June 30       $1.00  $0.45
    Quarter ended March 31      $0.45  $0.45
Year 2002
    Quarter ended December 31   $0.55  $0.21
    Quarter ended September 30  $1.35  $0.32
    Quarter ended June 30       $6.00  $1.50
    Quarter ended March 31      $5.15  $1.70

     As of February 9, 2004, we had approximately 2,110 stockholders of record. To date, we have never declared or paid any cash dividends. Our current policy is to retain earnings, if any, to provide funds for operating and expansion of our business. This policy will be reviewed by our board of directors from time to time in light of our earnings and financial position.

      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF
                                   OPERATIONS

     The following discussion and analysis of our financial condition as of December 31, 2003, and our results of operations for the annual periods ended December 31, 2003 and 2002, should be read in conjunction with the audited consolidated financial statements and notes included in this prospectus.

OVERVIEW

     Our business currently consists of three operating segments:

     - Product fulfillment and network and storage solutions. Through our wholly owned subsidiary, NetView, we offer a complete solution to our customers for the acquisition, management and configuration of complex storage and network server installations.

     - Communications deployment. Through our wholly owned subsidiary, NewBridge, we provide: (a) structured cabling, (b) cabling infrastructure design and implementation, (c) security installation and monitoring, and (d) digital services of voice, data and video over fiber optic networks to residential and commercial customers.

     - Consulting services. We offer: (a) consulting services, (b) creative web site design, (c) web site content management software, and (d) technical project management and development services.

     We completed the acquisitions of NetView and NewBridge during the last fiscal year. In April 2003, we issued 12,961,979 shares of common stock for all of the outstanding common stock of NetView. After the merger the stockholders of NetView owned approximately 90% of eLinear.

     Although NetView became our wholly owned subsidiary, for accounting purposes this transaction was treated as an acquisition of eLinear and a recapitalization of NetView using the purchase method of accounting. The acquisition resulted in goodwill of $451,920. Since NetView is deemed to be the acquiring company for accounting purposes, the financial information for the years ended December 31, 2002 and 2003 is information derived from the consolidated financial statements of NetView.

     In July 2003, we completed the acquisition of all the outstanding shares of NewBridge. Pursuant to the transaction, we issued 850,000 shares of common stock valued at $935,000, using an average price for a period of 15 days prior to and subsequent to the date of the merger, and options to purchase 300,000 shares of common stock valued at $274,000, using Black-Scholes, to the shareholders of NewBridge. The acquisition was accounted for using the purchase method of accounting resulting in goodwill of $1,195,602.

     Our strategy is to expand our operations along the above reporting segments through internal growth and through acquisitions. We intend to utilize the proceeds from our recent offerings discussed below, as well as through additional offerings, to finance our internal growth and for any acquisitions. We do not have any commitments to raise additional funds, and we may be unable to do so in the future. If we do raise additional funds, we may do so at below market prices, which would cause dilution to our shareholders.

RECENT DEVELOPMENTS

     In January 2004, we completed a private offering in which we raised gross proceeds of $2,533,850. In February 2004, we completed a private offering in which we raised gross proceeds of $2,460,000. Both of these agreements included warrants, which if exercised would bring in an additional $6,992,156. In each of these offerings we issued our common stock at prices below the then market price.

     In February 2004, we entered into a revolving credit facility with Laurus Master Fund, Ltd. Under the terms of the agreement, we can borrow up to $5,000,000 at an annual interest rate of prime plus .75% (with a minimum rate of 4.75%) based on our eligible accounts receivable balances. We are permitted to go over our borrowing limit, which is referred to as getting an overadvance, if we get the approval of Laurus. These overadvances typically accrue interest at a rate of 1.5% per month, but until August 2004, we are not required to pay this interest amount on any overadvances. As of February 25, 2004, we had approximately $3.0 million outstanding on this credit facility. This credit facility is secured by all of our assets. Payment of interest and principal can, under certain circumstances, be made with shares of our common stock at a conversion price of $2.91 per share. In connection with execution of this credit facility, we issued Laurus a seven-year warrant to purchase 290,000 shares of our common stock at exercise prices ranging from $3.05 to $3.32 per share. We have the ability to prepay any amounts owed under this credit facility at 115% of the principal amount.

     As part of the above credit facility, we agreed to file a registration statement with the SEC in order to register the resale of any shares issuable upon conversion of up to $2 million of the credit facility and upon the exercise of the warrants. The terms of our agreement with Laurus require us to file the registration statement and have the registration statement declared effective by a definitive date, or we have agreed to pay the Laurus damages.

CRITICAL ACCOUNTING POLICIES

     General

     The consolidated financial statements and notes included in this prospectus contain information that is pertinent to this management's discussion and analysis. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities, and affect the disclosure of any contingent assets and liabilities. We believe these accounting policies involve judgment due to the sensitivity of the methods, assumptions, and estimates necessary in determining the related asset and liability amounts. The significant accounting policies are described in our financial statements and notes included in this prospectus.

     Revenue  Recognition

     Revenue includes all amounts that are billable to customers. Product fulfillment revenue is recognized when products are shipped to the customer. Consulting services revenue from time and material service contracts is recognized as the services are provided. Communications deployment revenue from fixed price contracts is recognized over the contract term based on the percentage of cost during the period compared to the total estimated cost to be provided over the entire contract. Losses on contracts are recognized during the period in which the loss first becomes probable and reasonably estimable.
At December 31, 2003, there were no significant contracts in progress.

     Goodwill

     As of December 31, 2003, we had $1,647,522 of goodwill resulting from the acquisitions previously discussed above. Goodwill represents the excess of cost over the fair value of the net tangible assets acquired and is not amortized. However, goodwill is subject to an impairment assessment at least annually which may result in a charge to operations if the fair value of the reporting segment in which the goodwill is reported declines. Due to the large amount of goodwill presently included in our financial reports, if an impairment is required our financial condition and results would be negatively affected.

     Accounting  for  Stock-Based  Compensation

     We account for stock-based compensation based on the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as amended by the Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation." These rules state that no compensation expense is recorded for stock options or other stock-based awards to employees that are granted with an exercise price equal to or above the estimated fair value per share of the company's common stock on the grant date. We adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which requires compensation expense to be disclosed based on the fair value of the options granted at the date of the grant.

     In December 2002, the Financial Accounting Standards Board issued Statement No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure-an amendment of Financial Accounting Standards Board Statement No. 123." This statement amends Statement of Financial Accounting Standards No. 123, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of Statement of Financial Accounting Standards No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. We did not voluntarily change to the fair value based method of accounting for stock-based employee compensation, therefore, the adoption of Statement of Financial Accounting Standards No. 148 did not have a material impact on our financial position. If we had used the fair value based method of accounting we would have incurred an additional expense of $103,768.

     Allowance  for  Doubtful  Accounts

     We maintain an allowance for doubtful accounts, which reflects the estimate of losses that may result from the inability of some of our customers to make required payments. The estimate for the allowance for doubtful accounts is based on known circumstances regarding collectability of customer accounts and historical collections experience. If the financial condition of one or more of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Material differences between the historical trends used to estimate the allowance for doubtful accounts and actual collection experience could result in a material change to our consolidated results of operations or financial position.

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     Revenue. Total revenue for the year ended December 31, 2003 was $13,598,490 which was an increase of 76% over the prior year period of $7,733,119. Revenue from the consulting services business segment for fiscal 2003 was $608,370. Revenue generated from the network and storage solutions business segment for fiscal 2003 was $12,783,483, which was an increase of $5,050,364, or 65% over fiscal 2002. Revenue from the communications deployment business segment for fiscal 2003 was $206,637.

     NetView began its operations in the first quarter of 2002. The increase in revenue was a result of a full twelve months of sales by NetView during the 2003 period, as well as an increase in the number of customers and orders that NetView procured during the period and the contribution by the consulting services and communications deployment business segments, which were not present in fiscal 2002. During fiscal 2003, our primary consulting employee resigned. We have worked to retain additional consultants, but if we are unable to do so, our consulting services revenues may decline in future periods.

     Of the revenue generated for the period ended December 31, 2003, three customers provided in excess of 10% of our revenue. If we lose any of these customers, our financial results may be negatively affected.

     Cost of sales. Total cost of sales for the year ended December 31, 2003 was $11,464,755, an increase of $4,707,658, or 70%, over the 2002 period of $6,757,097. For the network and storage solutions business segment, cost of sales is comprised primarily of the costs associated with acquiring hardware and software to fill customer orders. For the consulting services business segment, cost of sales consists primarily of full-time personnel and contract employee costs associated with projects we provide to our customers for a fee. For the communications deployment business segment, cost of sales consists primarily of materials and personnel to build the customer infrastructure. The primary component of the increase in cost of sales was the cost of procuring hardware and software to fill an expanded number of customer orders. This amounted to $10,994,036 for fiscal 2003. We anticipate that cost of sales will increase as revenue increases.

     Gross profit. Total gross profit increased from $976,022 for the year ended December 31, 2002, to $2,133,735 for the year ended December 31, 2003.
The increase in gross profit was a result of an increase in revenue from all business segments. Total gross profit as a percentage of revenue increased from 13% for fiscal 2002 to 16% for fiscal 2003. The primary reason for the increase was a result of higher profit margin projects provided by the consulting services and communications deployment business segments.

     Operating expenses. Total operating expenses for the year ended December 31, 2003 was $3,171,553, an increase of $2,405,855, or 314%, over fiscal 2002 of
$765,698.  The various components of this increase are below.

     - We added additional personnel in our network and storage solutions business segment to facilitate the rapid increase in customer orders, and we have reduced personnel in our consulting services business segment, reflecting an increase in the use of subcontractors to execute on projects as opposed to hiring full-time employees. The net effect was an increase in payroll and related costs of $1,164,933.

     - Professional services, which is comprised of legal, accounting and consulting fees, increased from $114,409 for 2002 to $526,664 for fiscal 2003. Of this 2003 amount, $93,500 was invoiced to us as consulting fees from two of our officers. We do not anticipate incurring these fees in the future. Other increases attributable to fiscal 2003 were increased legal and accounting fees arising from the merger of NetView into eLinear and the acquisition of NewBridge.

     - Office administration expenses increased from $136,672 for the 2002 period to $175,159 for fiscal 2003. We increased the amount of office space under lease during fiscal 2003, and due to an increase in personnel incurred additional office administration expenses.

     - Other expenses increased from $125,976 for fiscal 2002 to $905,009 for fiscal 2003. The primary reason for the increase was due to an increase in fees paid for advertising to public relations firms and non-cash compensation expenses attributable to stock and stock option issuances.

     Net Loss. The net loss for the year ended December 31, 2003 was $1,022,161, or $0.07 per share basic and diluted, compared to pro forma net income of $92,840, or $0.01 per share basic and diluted, for fiscal 2002.

LIQUIDITY AND CAPITAL RESOURCES

     Changes in cash flow. We currently manage the payment of our current liabilities and other obligations on a monthly basis, as cash becomes available. Net cash used in operating activities for the year ended December 31, 2003, was $1,106,769 compared to net cash provided by operating activities of $241,253 for fiscal 2002. This was a reduction of $1,348,022 over the prior year. The primary components of net cash used in operating activities for fiscal 2003 were increases in our accounts receivable and inventory, and decreases in our accounts payable and payables to officers. These amounts were partially offset by increases in accrued liabilities and non-cash charges. Cash used by investing activities decreased from $46,527 for fiscal 2002 to $19,143 for fiscal 2003. Cash provided by financing activities increased from a use of $73,832 for fiscal 2002 to $1,559,501 in cash provided by financing activities for fiscal 2003. This increase was attributable to sales of common stock and through the exercise of stock options.

     Capital Resources. We have funded our operations through the sale of common stock, the exercise of stock options, short-term borrowings from two of our officers, and lines of credit. From September 2 to December 13, 2003, we sold shares of common stock in a private placement for aggregate net proceeds of $838,255. During the year ended December 31, 2003, we received $745,443 through the exercise of options. NetView has funded its operations by way of loans from Messrs. Allen and Casey. At December 31, 2003, the amount due these individuals was $215,703. These notes were subsequently repaid during January 2004.
NetView has funded its purchases of network and storage solutions products primarily through vendor provided financing arrangements. In March 2003, NetView obtained a $1 million line of credit from Textron Financial Corporation to fund purchases of network and storage solutions product for delivery to customers. This line of credit was secured by all of our assets. In February 2004, we retired this line of credit, and entered into a new credit facility with Laurus Master Fund discussed below.

     Liquidity. As of December 31, 2003, we had cash balances in non-restricted accounts of $554,483 and positive working capital of $925,574. In January 2004, we completed a private offering and raised gross proceeds of $2,533,850. In February 2004, we completed a private offering and raised gross proceeds of $2,460,000. Both of these agreements include warrants, which, if exercised, would bring an additional $8,029,621.

     In February 2004, as mentioned above, we retired of line of credit with Textron, and entered into a revolving credit facility with Laurus Master Fund. Under the terms of the agreement, we can borrow up to $5,000,000 at an annual interest rate of prime plus .75% (with a minimum rate of 4.75%) based on our eligible accounts receivable balances. We are permitted to go over our borrowing limit, which is referred to as getting an "overadvance," if we get the approval of Laurus. These overadvances typically accrue interest at a rate of 1.5% per month, but until August 2004, we are not required to pay this interest amount on any overadvances. As of February 25, 2004, we had approximately $3.0 million outstanding on this credit facility. This credit facility is secured by all of our assets. Payment of interest and principal can, under certain circumstances, be made with shares of our common stock at a conversion price of $2.91. In connection with execution of this credit facility, we issued Laurus a seven-year warrant to purchase 290,000 shares of our common stock at an exercise prices ranging from $3.05 to $3.32 per share. We have the ability to prepay any amounts owed under this credit facility at 115% of the principal amount.

     We believe we have sufficient capital to implement our business plan and to seek out acquisitions in order to more quickly grow our business. We believe we will begin to generate positive cash flow from operations during fiscal 2004 and believe that sufficient cash flow from operations will be available during the next twelve months to satisfy our short-term obligations. If expenses are in excess of our estimates or if revenues decline, we may need to obtain additional financing to fund operations. If we are required to obtain additional financing we will be required to do so on a best efforts basis, as we currently have no commitments for any further financing.

OFF-BALANCE SHEET ARRANGEMENTS

     We do not have any off-balance sheet arrangements.

NEW ACCOUNTING PRONOUNCEMENTS

     During December 2002, the FASB issued SFAS No. 148. Statement 148 establishes standards for two alternative methods of transition to the fair value method of accounting for stock-based employee compensation of FASB SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 148 also amends and augments the disclosure provisions of SFAS 123 and Accounting Principles Board Opinion 28 "Interim Financial Reporting" to require disclosure in the summary of significant accounting policies for all companies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. The transition standards and disclosure requirements of SFAS 148 are effective for fiscal years and interim periods ending after December 15, 2002. We have adopted only the disclosure provisions of this statement.

     SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," was issued in May 2003 and requires issuers to classify as liabilities (or assets under certain circumstances) three classes of freestanding financial instruments that represent obligations for the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after December 15, 2003. The adoption of this statement did not have a material effect on our financial position, results of operations or cash flows.

                                  OUR BUSINESS

OVERVIEW

     We are a total IT solutions provider of technology consulting, and network and storage solutions infrastructure. We are also a provider of digital voice, data, video and security services for both commercial and residential customers. Our typical customers are Fortune 2000 and small to medium sized business organizations. Our services are offered to companies seeking to increase productivity or reduce costs through investing in technology. A majority of our customers are located in Houston, Texas.

     PRODUCT FULFILLMENT AND NETWORK AND STORAGE SOLUTIONS. Through our subsidiary NetView Technologies, Inc. (which we refer to as NetView in this prospectus), we provide network and storage solutions through:

     -    product fulfillment;
     -    network and infrastructure design; and
     -    data storage architecture.

     STRUCTURED CABLING. Through our subsidiary NewBridge Technologies, Inc. (which we refer to as NewBridge in this prospectus), we provide:

     -    structured cabling;
     -    cabling infrastructure design and implementation;
     -    security installation and monitoring; and
     - digital services of voice, data and video over fiber optic networks to our residential and commercial customers.

     COMMUNICATIONS DEPLOYMENT.  We provide IT consulting services through:

     -    consulting solutions;
     -    creative web site design;
     -    web site content management software; and
     -    technical project management and development services.

ORGANIZATIONAL HISTORY

     We acquired our technology consulting business as a result of a reverse merger with Imagenuity, Inc. in 1999. While we were the survivor in the merger, from an accounting standpoint, the transaction was accounted for as though it was a recapitalization of Imagenuity and a sale of shares by Imagenuity in exchange for our net assets. On July 31, 2000, we changed our name to eLinear, Inc.

     In April 2003, we completed the acquisition of all of the shares of NetView. In the transaction, we issued a total of 12,961,979 shares of our common stock to the five shareholders of NetView.

     In July 2003, we completed the acquisition of all the shares of NewBridge. In the transaction, we issued a total of 850,000 shares of our common stock and options to purchase 300,000 shares of our common stock.

OUR PRODUCTS AND SERVICES

     We offer our products and services through three distinct business segments:

     1. Product Fulfillment and Network and Storage Solutions. We offer a complete solution to our customers for the acquisition, management and configuration of complex storage and network server installations.

     2. Communications Deployment. We provide structured cabling, cabling infrastructure design and implementation, security installation and monitoring and digital services of voice, data and video over fiber optic networks to residential and commercial customers.

     3. Consulting services. We provide strategic consulting services, creative web site design, web site content management software, and technical project management and development services.

     We believe that the combination of these three business segments provides a total IT solution to our customers.

     PRODUCT FULFILLMENT AND NETWORK AND STORAGE SOLUTIONS

     We are a supplier of IT product fulfillment and network and storage solutions. NetView is classified as a value-added reseller and has resell agreements and certifications with Fortune 500 companies. However, our customers are typically Fortune 2000 businesses and small to medium sized business organizations. We market our products and services through our own direct sales and marketing team, direct mail, and trade shows.

     The products that we sell include all types of computer hardware and software. We buy our products either directly from the manufacturer or through the appropriate distribution channel. We have non-exclusive agreements in place with various manufacturers to purchase products. These products are typically financed directly by the vendor, through an inventory financing line, or by cash prepayment. The products we resell are usually available from multiple sources.

     The majority of the product fulfillment sales we make are one-time purchases from existing customers that may or may not be combined with any other services that we may offer. As such, we rely to a large extent on our relationships with customers and vendors for future orders.

     COMMUNICATIONS DEPLOYMENT

     We entered the communications deployment market through our acquisition of NewBridge. We now provide structured cabling, cabling infrastructure design and implementation, security installation and monitoring, and digital services of voice, data and video over fiber optic networks to residential and commercial customers. We market these products and services through our own direct sales and marketing team. Typical customers are government agencies, school districts, and new home construction residential sub-divisions.

     We buy product through wholesale distribution channels and directly from manufacturers. Most equipment is purchased outright, while some key components may be financed through long-term lease facilities. The majority of our infrastructure deployment business is with repeat customers. Our contracts for the delivery of voice, video and data services are based on long-term contracts.

     CONSULTING SERVICES

     Our technology consulting segment offers a full set of services ranging from traditional technology consulting to managing complex technology integration projects. We focus on providing solutions to technology related issues ranging from managing a software selection process to installation and integration of complex software products. Typically, our contracts are cancelable at any time with 14-30 days notice. We market our services through our in-house sales staff.

     In addition to providing customer technology services, we market a software product called "LinearCMS." This product is designed to allow non-technical personnel to develop and maintain web pages on one or more web sites through a web browser. It allows collaboration between subject matter experts, web site copywriters, and business users, creating a working environment that intelligently differentiates web site content from design, and separates content within pages so it can be presented, transformed, and syndicated for multiple purposes. We do not have any patents or copyrights on this product.

SALES AND MARKETING

     We utilize our in-house staff of 21 sales and sales support personnel to market our products and services. We intend to increase this staff to fully implement our business plan. We believe we can obtain a greater market share by cross-selling our products and services to our existing customer base and identifying new customers which can benefit from our total IT solutions products and services. A majority of our customers are located in Houston, Texas. However, we intend to expand our marketing strategy through acquisitions of complimentary businesses.

     With respect to the source of our revenue, we had three customers, each which provided more than 10% of our revenue for the fiscal year ended December 31, 2003.

COMPETITION

     The information technology marketplace is intensely competitive and subject to rapid technological change. Our competitors include other information technology solutions firms, Internet professional service firms, software firms, product and service fulfillment companies for the acquisition, management and configuration of storage and network installations, and providers of communications deployment. These competitors are national, regional, and local. We anticipate that we will face additional competition from new entrants that provide significant performance, price, or other advantages over those that we offer. Many of these competitors have greater name recognition and resources.

INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS AND LICENSES

     Our success depends to a significant degree on our methodologies and software applications. We do not have any patents or registered copyrights or registered trademarks. We rely, instead, on laws protecting trade secrets, common law rights with respect to copyrights and trademarks, as well as non-disclosure and other contractual agreements to protect proprietary rights. We cannot guarantee that those laws, and the procedures we use to protect our business, will prevent misappropriation of our proprietary software and web site applications. In addition, those protections do not preclude competitors from developing products with similar features, which would be detrimental to our future growth.

     Although we believe our products and services are unique and do not infringe upon the proprietary rights of others, claims may be brought against us in the future. Any claim could result in costly litigation or have a material adverse effect on our business.

GOVERNMENT REGULATION

     Our communications deployment business sometimes requires licensing when dealing with a government agency. NewBridge is licensed by the State of Texas as an alarm installation company. Additionally, NewBridge is in the process of applying for CLEC status to provide voice services. The residential communities that we provide video and data services are not in "franchised" areas. The utility easements in which we deploy the infrastructure are public and are therefore unregulated.

EMPLOYEES

     As of December 31, 2003, we had 27 full-time employees. None of our employees are covered by any collective bargaining agreements. We believe that our relations with our employees are good, and we have not experienced any work stoppages attributable to employee disagreements.

FACILITIES

     Our executive and administrative offices are located at 7240 Brittmoore, Suite 118, Houston, Texas 77041. We lease these facilities. Our lease covers approximately 8,100 square feet and expires on October 31, 2004. Our lease payments are $5,103 per month. Our executive and administrative offices were previously located in another location in Houston, Texas. Our obligation on this space is $1,900 per month. We have subleased this space for $1,800 per month. This lease expires October 31, 2004. We believe that suitable additional or replacement space will be available to us if required. We have no present plans to invest in real estate, real estate mortgages, or persons or entities primarily engaged in real estate activities.

LEGAL PROCEEDINGS

     On December 16, 1999, eLinear and Imagenuity were served with a complaint captioned Chris Sweeney v. Kinetics.com, Inc. and Imagenuity, Inc., Circuit Court, Duval County, Florida, Civil Case Number 1999-7252-CA. The complaint alleged a breach of an alleged oral modification of a written employment agreement between the plaintiff, Chris Sweeney, and Imagenuity and alleged breaches by eLinear and Imagenuity of fiduciary obligations which the plaintiff claims were owed to him. Plaintiff is seeking as damages 20% of our common stock received by the sole shareholder of Imagenuity in connection with the merger of Imagenuity with and into eLinear's subsidiary. After the filing of the complaint, eLinear's subsidiary, eLinear Corporation, was added as a defendant. We intend to vigorously contest the case. While we believe the case to have no merit, at this stage it is impossible to predict the amount or range of potential loss, if any.

     In December 1999, we counter-sued Chris Sweeney in a lawsuit captioned eLinear Corporation v. Chris Sweeney, United States District Court, District of Colorado, Case Number 99-WM-2434. The complaint sought a determination of the rights of the parties with respect to the termination of Chris Sweeney's employment agreement with Imagenuity. The lawsuit was indefinitely stayed pending resolution of the Florida litigation discussed above.

     On March 27, 2003, we filed a motion to dismiss for failure to prosecute, since the plaintiff has failed to file any "record activity" in the case for a period of more than one year. On June 13, 2003, the motion to dismiss was denied and the case is moving forward. We intend to vigorously contest all claims in this case which is currently in the discovery phase.

     On October 17, 2003, we filed a civil suit against Jon Ludwig, our former CEO, for the following causes of action: breach of fiduciary duty; negligent misrepresentation; theft of trade secrets; theft/conversion of property; wrongful interference with existing and prospective contracts; and civil conspiracy. This case is currently in the 127th Judicial District in the District Court of Harris County, Texas. As of December 31, 2003, we have not requested a specific damage amount. Discovery in this case is at the beginning stages.

                              SELLING STOCKHOLDERS

     The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of February 9, 2004. For purposes of presentation, we have assumed that the selling stockholders will sell all shares offered hereby, including the shares issuable on the exercise of warrants. All of the warrants set forth below are immediately exercisable. Assuming these sales, none of the selling stockholders will thereafter beneficially hold in excess of 1% of our common stock. Each selling stockholder acquired the shares to be sold by the selling stockholder in the ordinary course of business and, at the time of acquisition of the shares, no selling stockholder had any agreement or understanding, directly or indirectly, to distribute the shares.

                                               SHARES BENEFICIALLY   AMOUNT   SHARES BENEFICIALLY
STOCKHOLDER                                   OWNED BEFORE OFFERING  OFFERED  OWNED AFTER OFFERING
--------------------------------------------  ---------------------  -------  --------------------
Bridges and Pipes, LLC (1)                                  250,581  250,581                    --
--------------------------------------------  ---------------------  -------  --------------------
David Klugman (2)                                           167,054  167,054                    --
--------------------------------------------  ---------------------  -------  --------------------
Gross Foundation, Inc. (3)                                  167,054  167,054                    --
--------------------------------------------  ---------------------  -------  --------------------
Vertical Ventures, LLC (4)                                  584,690  584,690                    --
--------------------------------------------  ---------------------  -------  --------------------
Generation Capital Associates (5)                           334,109  334,109                    --
--------------------------------------------  ---------------------  -------  --------------------
Professional Traders Fund, LLC (6)                          167,054  167,054                    --
--------------------------------------------  ---------------------  -------  --------------------
Yokim Asset Management (7)                                  167,054  167,054                    --
--------------------------------------------  ---------------------  -------  --------------------
Bristol Investment Fund, Ltd. (8)                           584,690  584,690                    --
--------------------------------------------  ---------------------  -------  --------------------
Wayne Saker (9)                                             167,054  167,054                    --
--------------------------------------------  ---------------------  -------  --------------------
Excalibur Limited Partnership (10)                          417,635  417,635                    --
--------------------------------------------  ---------------------  -------  --------------------
Marketwise Trading, Inc. (11)                               250,581  250,581                    --
--------------------------------------------  ---------------------  -------  --------------------
The Alpha Group (12)                                        501,163  501,163                    --
--------------------------------------------  ---------------------  -------  --------------------
Notzer Chesed (13)                                          167,054  167,054                    --
--------------------------------------------  ---------------------  -------  --------------------
F Berdon & Co., L.P.(14)                                    143,528  143,528                    --
--------------------------------------------  ---------------------  -------  --------------------
SRG Capital, LLC (15)                                       340,075  340,075                    --
--------------------------------------------  ---------------------  -------  --------------------
AS Capital Partners LLC(16)                                 183,528  183,528                    --
--------------------------------------------  ---------------------  -------  --------------------
JM Investors (17)                                           100,000  100,000                    --
--------------------------------------------  ---------------------  -------  --------------------
West End Convertible Fund L.P. (18)                         100,000  100,000                    --
--------------------------------------------  ---------------------  -------  --------------------
StoneStreet L.P. (19)                                       300,000  300,000                    --
--------------------------------------------  ---------------------  -------  --------------------
Culbart Birnet L.P. (20)                                    100,000  100,000                    --
--------------------------------------------  ---------------------  -------  --------------------
Ellis International Ltd., Inc. (21)                         100,000  100,000                    --
--------------------------------------------  ---------------------  -------  --------------------
Greenwich Growth Fund Ltd. (22)                             100,000  100,000                    --
--------------------------------------------  ---------------------  -------  --------------------
RHP Master Fund, Ltd. (23)                                  200,000  200,000                    --
--------------------------------------------  ---------------------  -------  --------------------
Blumfield Investments Inc. (24)                             100,000  100,000                    --
--------------------------------------------  ---------------------  -------  --------------------
Platinum Partners Value Arbitrage
Fund, LP (25)                                               100,000  100,000                    --
--------------------------------------------  ---------------------  -------  --------------------
Elliott International, L.P. (26)                            300,000  300,000                    --
--------------------------------------------  ---------------------  -------  --------------------
Elliott Associates, L.P. (27)                               200,000  200,000                    --
--------------------------------------------  ---------------------  -------  --------------------
Basso Multi-Strategy Holding Fund, Ltd. (28)                200,000  200,000                    --
--------------------------------------------  ---------------------  -------  --------------------
Basso Equity Opportunity Holding
Fund, Ltd. (29)                                             200,000  200,000                    --
--------------------------------------------  ---------------------  -------  --------------------


                                       18

                                               SHARES BENEFICIALLY   AMOUNT   SHARES BENEFICIALLY
STOCKHOLDER                                   OWNED BEFORE OFFERING  OFFERED  OWNED AFTER OFFERING
--------------------------------------------  ---------------------  -------  --------------------
Michael J. Draper (30)                                       87,467   87,467                    --
--------------------------------------------  ---------------------  -------  --------------------
Robert Gray (31)                                             87,467   87,467                    --
--------------------------------------------  ---------------------  -------  --------------------
Broad & Wall Equities, LLC (32)                             174,934  174,934                    --
--------------------------------------------  ---------------------  -------  --------------------
Wall Street Capital Funding                                  22,590   22,590                    --
--------------------------------------------  ---------------------  -------  --------------------
Capital Research Group, Inc.                                 30,000   30,000                    --
--------------------------------------------  ---------------------  -------  --------------------
Roy Sahachaisere                                             13,600   13,600                    --
--------------------------------------------  ---------------------  -------  --------------------
InvestSource, Inc.                                           30,000   30,000                    --
--------------------------------------------  ---------------------  -------  --------------------

__________________________

(1) The "Amount Offered" in the table for Bridges and Pipes, LLC includes 134,302 shares underlying warrants.
(2) The "Amount Offered" in the table for David Klugman includes 89,535 shares underlying warrants.
(3) The "Amount Offered" in the table for Gross Foundation, Inc. includes 89,535 shares underlying warrants.
(4) The "Amount Offered" in the table for Vertical Ventures, LLC includes 313,372 shares underlying warrants.
(5) The "Amount Offered" in the table for Generation Capital Associates includes 179,070 shares underlying warrants.
(6) The "Amount Offered" in the table for Professional Traders Fund, LLC includes 89,535 shares underlying warrants.
(7) The "Amount Offered" in the table for Yokim Asset Management includes 89,535 shares underlying warrants.
(8) The "Amount Offered" in the table for Bristol Investment Fund, Ltd. includes 313,372 shares underlying warrants.
(9) The "Amount Offered" in the table for Wayne Saker includes 89,535 shares underlying warrants.
(10) The "Amount Offered" in the table for Excalibur Ltd. includes 223,837 shares underlying warrants.
(11) The "Amount Offered" in the table for Marketwise Trading, Inc. includes 134,302 shares underlying warrants.
(12) The "Amount Offered" in the table for The Alpha Group includes 268,605 shares underlying warrants.
(13) The "Amount Offered" in the table for Notzer Chesed includes 89,535 shares underlying warrants.
(14) The "Amount Offered" in the table for F Berdon & Co., L.P. includes 74,767 shares underlying warrants.


                                       19

(15) The "Amount Offered" in the table for SRG Capital, LLC includes 175,075 shares underlying warrants.
(16) The "Amount Offered" in the table for AS Capital Partners LLC includes 94,767 shares underlying warrants.
(17) The "Amount Offered" in the table for JM Investors includes 50,000 shares underlying warrants.
(18) The "Amount Offered" in the table for West End Convertible Fund L.P. includes 50,000 shares underlying warrants.
(19) The "Amount Offered" in the table for StoneStreet L.P. includes 150,000 shares underlying warrants.
(20) The "Amount Offered" in the table for Culbart Birnet L.P. includes 50,000 shares underlying warrants.
(21) The "Amount Offered" in the table for Ellis International Ltd., Inc. includes 50,000 shares underlying warrants.
(22) The "Amount Offered" in the table for Greenwich Growth Fund Ltd. includes 50,000 shares underlying warrants.
(23) The "Amount Offered" in the table for RHP Master Fund, Ltd. includes 100,000 shares underlying warrants.
(24) The "Amount Offered" in the table for Blumfield Investments, Inc. includes 50,000 shares underlying warrants.
(25) The "Amount Offered" in the table for Platinum Partners Value Arbitrage Fund, LP includes 50,000 shares underlying warrants.
(26) The "Amount Offered" in the table for Elliot International, L.P. includes 150,000 shares underlying warrants.
(27) The "Amount Offered" in the table for Elliot Associates, L.P. includes 100,000 shares underlying warrants.
(28) The "Amount Offered" in the table for Basso Multi-Strategy Holding Fund, Ltd. includes 100,000 shares underlying warrants.
(29) The "Amount Offered" in the table for Basso Equity Opportunity Holding Fund, Ltd. includes 100,000 shares underlying warrants.
(30) The "Amount Offered" in the table for Michael J. Draper consists of 87,467 shares underlying warrants.
(31) The "Amount Offered" in the table for Robert Gray consists of 87,467 shares underlying warrants.
(32) The "Amount Offered" in the table for Broad & Wall Equities, LLC consists of 174,934 shares underlying warrants.

JANUARY 2004 FINANCING

     In January 2004, we entered into an agreement with several accredited investors under which we agreed to sell, and the investors agreed to purchase for an aggregate amount of $2,533,850:

     -    an aggregate of 1,964,225 shares of our common stock;

     - five-year warrants to purchase an aggregate of 1,178,535 shares of common stock at an exercise price of $1.89 per share; and

     - warrants to purchase 1,090,145 shares of common stock at an exercise price of $1.55 per share expiring on the earlier of March 2005 or eight months from the date the registration statement of which this prospectus is a part becomes effective.

     All of the warrants are exercisable immediately. Subject to some exceptions, in the event that on or before the date on which the $1.89 warrants are exercised we sell any shares of our common stock for less than the exercise price of the warrants, then the exercise price of the warrants will be adjusted to equal the consideration we sold the common stock for. However, if the exercise price of the warrants is adjusted to a $1.00 per share, any additional issuances will only further reduce the exercise price of the warrants in accordance with a weighted average formula contained in the warrants.

     As part of the above financing, we agreed to file a registration statement with the SEC in order to register the resale of the shares purchased and the shares issuable upon exercise of the warrants. This prospectus is part of that registration statement. If the registration statement is not declared effective prior to the 120th day after the closing date of this financing, or if some other events occur, we have agreed to pay the investors 1.5% of the aggregate purchase price for the first month, and if the event continues to occur, 2.0% of the purchase price per month thereafter.

FEBRUARY 2004 FINANCING

     In February 2004, we entered into an agreement with several accredited investors under which we agreed to sell, and the investors agreed to purchase for an aggregate amount of $2,460,000:

     -    an aggregate of 1,230,000 shares of our common stock;

     - five-year warrants to purchase an aggregate of 615,000 shares of common stock at an exercise price of $3.00 per share; and

     - warrants to purchase 615,000 shares of common stock at an exercise price of $2.50 per share expiring on the earlier of February 2006 or one year from the date the registration statement of which this prospectus is a part becomes effective.

     All of the warrants are exercisable immediately. Subject to some exceptions, in the event that on or before the date on which the warrants are exercised we sell any shares of our common stock for less than the exercise price of the warrants, then the exercise price of the warrants will be reduced in accordance with a weighted average formula contained in the warrants.

     As part of the above financing, we agreed to file a registration statement with the SEC in order to register the resale of the shares purchased and the shares issuable upon exercise of the warrants. This prospectus is part of that registration statement. If the registration statement is not declared effective prior to the 120th day after the closing date of this financing, or if some other events occur, we have agreed to pay the investors 1.5% of the aggregate purchase price for the first month, and if the event continues to occur, 2.0% of the purchase price per month thereafter.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     -    privately negotiated transactions;

     - settlement of short sales entered into after the date of this prospectus;

     - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     -    a combination of any such methods of sale;

     - through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

     -    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock being registered for resale in this prospectus.

     We are required to pay the fees and expenses incident to the registration of the shares. We have agreed to indemnify most of the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors, and their ages and positions as of February 9, 2004 are as follows:

NAME              AGE  POSITION
----------------  ---  --------

Kevan M. Casey     32  Chief Executive Officer, Treasurer, and Director
Tommy Allen        40  President and Director
Ramzi M. Nassar    32  Chief Operating Officer
J. Leonard Ivins   68  Director and Secretary
Carl A. Chase      54  Director


     Kevan M. Casey has served as our president since April 16, 2003, and as a director since May 2003. He and Mr. Allen founded NetView Technologies, Inc. in December 2001 and Mr. Casey served as its president from its inception. In 1998, he founded United Computing Group and United Consulting Group, a value-added retailer and an information technology consulting firm, where he served as president and chief executive officer. In December 1999, United Computing Group and United Consulting Group were acquired by ClearWorks.net, Inc., and Mr. Casey continued as president of the companies until December 2001.

     Tommy Allen served as our senior vice president and as a director of the company since April 16, 2003, and became our president in June 2003. He and Mr. Casey founded NetView Technologies, Inc. in December 2001 and Mr. Allen served as its secretary and treasurer from its inception. From July 1999 to December 2001, Mr. Allen served as vice president for United Computing Group and United Consulting Group, a value-added reseller and an information technology consulting firm. In December 1999, United Computing Group and United Consulting Group were acquired by ClearWorks.net, Inc., and Mr. Allen continued as vice president of the companies until December 2001. From 1996 to June 1999, Mr. Allen served as senior account executive for ComputerTech, Inc.

     Ramzi M. Nassar has served as our chief operating officer since January 2004. From June 2003 until joining eLinear, Mr. Nassar worked with De Bellas & Co., where he was involved in the firm's merger and acquisition projects and valuation engagements. From July 2002 until October 2003, Mr. Nassar worked at CIBC World Markets and from July 1999 until May 2001, Mr. Nassar worked at Morgan Stanley, each in their M&A groups. From 1993 until 1997, Mr. Nassar worked in various capacities with Computer Sciences Corporation in the consulting and systems integration division. Mr. Nassar is a graduate of Rice University with a double major in Economics and Managerial Studies, and Mr. Nassar earned an MBA from the MIT Sloan School of Management.

     J. Leonard Ivins has served as our director since November 2000. Mr. Ivins also serves as chairman of our compensation committee, as a member of our audit committee, and as our corporate secretary. Since 1995, he has been a private investor. Previously, Mr. Ivins was a founder and co-owner of a privately held company that was an FDIC and RTC contractor. From 1979 to 1981, Mr. Ivins was a turnaround and workout consultant to small, publicly held oil and gas companies. From 1970 to 1975, Mr. Ivins was president of The Woodlands Development Corporation and a director of Mitchell Energy and Development Corp.

     Carl A. Chase has served as our director since April 16, 2003. Mr. Chase also serves as chairman of our audit committee and as a member of our compensation committee. Since April 2001, Mr. Chase has served as senior vice president - budgets & controls for Rockport Healthcare Group, Inc., a preferred provider organization for work-related injuries and illnesses. Prior to joining Rockport, Mr. Chase was an independent consultant to Rockport from June 2000. From August 1999 to May 2000, Mr. Chase was chief financial officer of ClearWorks.net, Inc. Mr. Chase also served as chief financial officer of Bannon Energy Incorporated, an independent oil and gas company, from December 1992 to August 1999.

BOARD COMPOSITION

     Our board of directors currently consists of four members. Each of our directors is elected annually at our annual meeting.

BOARD COMMITTEES

     Our board of directors will have, among others, the following committees: an audit committee and a compensation committee. The composition and responsibilities of each committee are described below.

     AUDIT COMMITTEE

     Our audit committee oversees our corporate accounting and financial reporting process. Among other duties, it:

     - evaluates our independent auditors' qualifications, independence and performance;
     -    determines the engagement of the independent auditors;
     - approves the retention of our independent auditors to perform any proposed permissible non-audit services;
     -    reviews our financial statements;
     -    reviews our critical accounting policies and estimates;
     -    oversees our internal audit function; and
     - discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements.

     The current members of our audit committee are Messrs. Chase, who is the committee chair, and Ivins. Mr. Chase is our audit committee financial expert.

     COMPENSATION COMMITTEE

     The duties of our compensation committee include:

     - reviewing and recommending policy relating to compensation and benefits of our officers and employees;
     - reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other senior officers;
     - evaluating the performance of these officers in light of those goals and objectives; and
     -    setting compensation of these officers based on such evaluations.

     The compensation committee also administers the issuance of stock options and other awards under our stock incentive plans. The current members of our compensation committee members are Messrs. Ivins, who is the committee chair, and Mr. Chase.

DIRECTOR COMPENSATION

     Directors who are also employees do not receive any compensation for serving as directors. All directors are reimbursed for ordinary and necessary expenses incurred in attending any meeting of the board of directors or any board committee or otherwise incurred in their capacities as directors.

     Mr. Ivins receives $4,500 per quarter for his services as chairman of our compensation committee, and $1,500 per quarter for services as a member of our audit committee. Mr. Ivins also receives the reimbursement of expenses for his services as a director, and $200 per board meeting attended. Mr. Chase receives $4,500 per quarter for his services as chairman of our audit committee, and $1,500 per quarter for services as a member of our compensation committee. Upon joining our board in April 2003, Mr. Chase received an option to purchase 250,000 shares of our stock at an exercise price of $.50 per share expiring in April 2007. In April 2003, in connection with his board services, Mr. Ivins received an option to purchase 100,000 shares of our stock at an exercise price of $.50 per share expiring in March 2008.

EXECUTIVE COMPENSATION

     The following table provides information about the compensation received during the last three fiscal years by the two individuals who served as our Chief Executive Officer during those periods. During the fiscal year ended December 31, 2003, Mr. Ludwig served as our Chief Executive Officer until his resignation in May 2003, after which Mr. Casey served as our Chief Executive Officer. These individuals are referred to as our "named executive officers" in this prospectus. None of other employees received greater than $100,000 in salary and bonus during the last three fiscal years.

                              SUMMARY COMPENSATION TABLE

                                                        LONG TERM
                                                       COMPENSATION       ALL OTHER
                                 ANNUAL COMPENSATION      AWARDS        COMPENSATION
                               -------------------  ------------------  -------------
                                                        Securities
Name and                         Salary     Bonus       Underlying
Principal Position       Year     ($)        ($)    Options / SARs (#)
-----------------------  ----  ----------  -------  ------------------  -------------
Kevan M. Casey,
Chief Executive Officer  2003  70,154 (1)   15,000             100,000      9,000 (2)
-----------------------  ----  ----------  -------  ------------------  -------------

-----------------------  ----  ----------  -------  ------------------  -------------
Jon V. Ludwig,
Chief Executive Officer  2003  42,138 (3)       --             125,000            --
-----------------------  ----  ----------  -------  ------------------  -------------
                         2002     99,600        --                  --            --
-----------------------  ----  ----------  -------  ------------------  -------------
                         2001     85,326        --             200,000            --
-----------------------  ----  ----------  -------  ------------------  -------------

(1) Mr. Casey joined eLinear in April 2003. This amount includes all compensation paid to Mr. Casey since April 2003.
(2)     Represents a $1,000 per month auto and home office allowance.
(3) Represents compensation paid to Mr. Ludwig from January 1, 2003 until his resignation in May 2003.

OPTION ISSUANCES

     The following table sets forth information concerning individual grants of stock options made during our last fiscal year to our named executive officers. No stock appreciation rights were issued during the fiscal year.

                              OPTION GRANTS IN LAST FISCAL YEAR
                                     (Individual Grants)

                     Number of
                    Securities       Percent of Total Options
                Underlying Options    Granted to Employees in   Exercise or Base   Expiration
Name                Granted (#)             Fiscal Year           Price ($/Sh)        Date
--------------  -------------------  -------------------------  -----------------  ----------
Kevan M. Casey              100,000                       7.3%               0.50   4/16/2007
--------------  -------------------  -------------------------  -----------------  ----------
Jon V. Ludwig               100,000                       7.3%               0.50   3/31/2008
--------------  -------------------  -------------------------  -----------------  ----------
Jon V. Ludwig                25,000                       1.8%               0.45   3/31/2008
--------------  -------------------  -------------------------  -----------------  ----------

     In April 2003, we issued Mr. Allen an option to purchase 100,000 shares of our common stock at an exercise price of $0.50 per share, expiring in April 2007. In January 2004, we issued Mr. Nassar an option to purchase 460,000 shares of our common stock at an exercise price of $2.00 per share, expiring in January 2009, which vests over a period of four years.

                      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                 AND FY-END OPTION VALUES

                 Shares
                Acquired                Number of Unexercised      Value of Unexercised
                   on      Value    Securities Underlying Options      In-the-Money
                Exercise  Realized          at FY-End                Options at FY-End
Name               (#)      (#)                ($)                       ($) (1)
------------------------------------------------------------------------------------------
                                    Exercisable  Unexercisable  Exercisable  Unexercisable
                                    -----------  -------------  -----------  -------------
Kevan M. Casey        --        --      100,000             --      151,000             --

Jon V. Ludwig.        --        --      425,000             --      190,000             --

(1)     The closing price of our common stock as of the end of our fiscal year ended
December 31, 2003 was $2.01 per share.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS

     We have entered into identical employment agreements with Messrs. Casey and Allen. Under the terms of the agreements, they are to receive as compensation a monthly salary of $8,000, a quarterly retention bonus of $3,000, and additional monthly compensation to cover auto expenses and the cost of a home office totaling $1,000 per month. The amount of the quarterly retention bonus was subsequently raised to $5,000. The agreements are terminable with 14 days written notice with no additional compensation due upon termination.

     In January 2004, we entered into a two year agreement with Mr. Nassar. Under the terms of the agreement, Mr. Nassar will receive monthly compensation of $8,000, a quarterly bonus of $5,000, a home office and car allowance of $1,000 per month, and a to be determined annual performance bonus. Mr. Nassar also received a five-year employee option to purchase 460,000 shares of our common stock at an exercise price of $2.00 per share. The vesting schedule for the shares is 25% upon the one-year anniversary of the agreement and 25% each subsequent year thereafter, provided that no vesting can occur unless Mr. Nassar is employed on the respective vesting date. However, if we terminate Mr. Nassar during the two year term for any reason other than for cause, the options due Mr. Nassar will be prorated in relation to the date of Mr. Nassar's employment termination and the prorated amount will vest immediately. If we undergo a change of control, all of Mr. Nassar's options will vest immediately. If we terminate Mr. Nassar for any reason other than cause, we have agreed to pay Mr. Nassar the lesser of six months salary or the salary due Mr. Nassar through the end of the two-year term.


                              CHANGE OF ACCOUNTANTS

     On September 2, 2003, we received and accepted the resignation of Gerald R. Hendricks & Company, P.C. as our independent public accountants. We subsequently retained the services of Malone & Bailey, PLLC as independent public accountants to audit our consolidated financial statements for the year ending December 31, 2003. We filed a Form 8-K on September 8, 2003, which was amended on September 22, 2003 reporting this event.


                             PRINCIPAL STOCKHOLDERS

     As of February 9, 2004, 20,446,167 shares of our common stock were outstanding. The following table sets forth, as of such date, information with respect to shares beneficially owned by

     - each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
     -    each of our directors;
     -    each of our named executive officers; and
     -    all of our directors and executive officers as a group.

     Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Under this rule, shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date of this table. In computing the percentage ownership of any person, the amount of shares includes the amount of shares beneficially owned by the person by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person does not necessarily reflect the person's actual voting power.

     To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the business address of the individuals listed is 7240 Brittmoore, Suite 118, Houston, Texas 77041.

NAME AND ADDRESS OF                          NUMBER OF SHARES       PERCENTAGE OF
BENEFICIAL OWNER                            BENEFICIALLY OWNED   OUTSTANDING SHARES
------------------------------------------  -------------------  -------------------

Kevan M. Casey                                    6,430,989 (1)                31.3%
Tommy Allen                                       6,430,990 (2)                31.3%
J. Leonard Ivins                                    516,437 (3)                 2.5%
Carl A. Chase                                       138,891 (4)         Less than 1%
All Executive Officers and Directors as a
group (5 persons)                                13,517,307 (5)                63.5%
Jon V. Ludwig                                       401,000 (6)                 1.9%

______________________
(1) Includes options to purchase 100,000 shares of common stock at an exercise price of $0.50 per share expiring April 16, 2007. Includes 6,210,370 shares held by Mr. Casey's wife.
(2) Includes options to purchase 100,000 shares of common stock at an exercise price of $0.50 per share expiring April 16, 2007. Includes 6,210,371 shares held by Mr. Allen's wife.
(3) Includes options to purchase 490,000 shares of common stock at exercise prices ranging from $0.50 to $3.00 per share expiring from March 31, 2008 to December 29, 2010. Mr. Ivins' business address is 2036 Brentwood Drive, Houston, Texas 77019.
(4) Includes options to purchase 138,891 shares of common stock at an exercise price of $0.50 per share expiring April 16, 2007. Mr. Chase's business address is 3122 White Oak Dr., Houston, Texas 77007.
(5)  Includes options to purchase 828,891 shares of common stock.
(6) Mr. Ludwig is no longer affiliated with eLinear. The amounts listed in the table are based upon our records, and have not been verified by Mr. Ludwig.


                            DESCRIPTION OF SECURITIES

GENERAL

     We are authorized to issue 100,000,000 shares of common stock, $.02 par value, and 10,000,000 shares of preferred stock, $0.02 par value.

COMMON STOCK

     As of February 9, 2004, there were 20,446,176 shares of common stock issued and outstanding that were held of record by approximately 2,110 shareholders.

     The holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders. The holders of common stock have the sole right to vote, except as otherwise provided by law or by our certificate of incorporation, including provisions governing any preferred stock. The common stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

     Subject to the rights of any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends, if declared by our board of directors out of funds legally available. In the event of liquidation, dissolution or winding up of the affairs of eLinear, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

PREFERRED STOCK

     Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our board of directors may also designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

     -    restricting dividends on the common stock;
     -    diluting the voting power of the common stock;
     -    impairing the liquidation rights of the common stock; and
     - delaying or preventing a change in control of eLinear without further action by the stockholders.

We have no present plans to issue any shares of preferred stock.

WARRANTS

     In connection with our first private offering conducted in January 2004, we issued a Class A Warrant and a Class B Warrant to the investors in the offering. In total, we issued Class A Warrants to purchase an aggregate of 1,178,535 shares of our common stock and Class B Warrants to purchase an aggregate of 1,090,145 shares of our common stock. The Class A Warrants have an exercise price of $1.89 per share and expire in January 2009. The Class A Warrants have an exercise price of $1.55 per share and expire on the earlier of March 2005 or eight months from the date the registration statement of which this prospectus is a part of becomes effective. In addition to the foregoing warrants, in connection with the above financing, we issued warrants to purchase 117,854 shares of our common stock at an exercise price of $1.89 per share and warrants to purchase 109,015 shares of our common stock at an exercise price of $1.55 per share.

     In connection with our second private offering conducted in February 2004, we issued a Class A Warrant and a Class B Warrant to the investors in the offering. In total, we issued Class A Warrants to purchase an aggregate of 615,000 shares of our common stock and Class B Warrants to purchase an aggregate of 615,000 shares of our common stock. The Class A Warrants have an exercise price of $3.00 per share and expire in January 2009. The Class A Warrants have an exercise price of $2.50 per share and expire on the earlier of January 2006 or one year from the date the registration statement of which this prospectus is a part of becomes effective. In addition to the foregoing warrants, in connection with the above financing, we issued warrants to purchase 61,500 shares of our common stock at an exercise price of $2.50 per share and warrants to purchase 61,500 shares of our common stock at an exercise price of $3.00 per share.

     In connection with our Laurus credit facility we issued Laurus a seven-year warrant to purchase 290,000 shares of our common stock at exercises prices ranging from $3.05 to $3.32 per share.

     Anti-Dilution Adjustments. The exercise price and the number of shares of common stock purchasable upon exercise of the Class A, Class B Warrants, or Laurus warrants are subject to adjustment upon the occurrence of events, including a stock dividend, a stock split or reverse stock split, reclassifications, reorganizations, consolidations and mergers. In addition, in the event that on or before the date on which the Class A Warrants are exercised, we issue or sell any shares of our common stock for consideration per share less than the exercise price of the Class A Warrants, then the exercise price of the warrants will be adjusted to equal the consideration per share issued or sold, provided that if the exercise price is adjusted to $1.00 per share, any additional issuances shall only further reduce the exercise price of the warrants in accordance with a weighted average formula contained in the warrants. In the event that on or before the date on which the Class B Warrants and Laurus warrants are exercised, we issue or sell any shares of our common stock for consideration per share less than the exercise price of those warrants, then the exercise price of the warrants will be adjusted in accordance with a weighted average formula contained in the warrants.

$5 MILLION CREDIT FACILITY

     In February 2004, we entered into a revolving credit facility with Laurus Master Fund. Under the terms of the agreement, we can borrow up to $5,000,000 at an annual interest rate of prime plus .75% (with a minimum rate of 4.75%) based on our eligible accounts receivable balances. We are permitted to go over our borrowing limit, which is referred to as getting an "overadvance," if we get the approval of Laurus. These overadvances typically accrue interest at a rate of 1.5% per month, but until August 2004, we are not required to pay this interest amount on any overadvances. As of February 25, 2004, we had approximately $3.0 million outstanding on this credit facility. This credit facility is secured by all of our assets. Payment of interest and principal can, under certain circumstances, be made with shares of our common stock at a conversion price of $2.91. We have the ability to prepay any amounts owed under this credit facility at 115% of the principal amount.

     As part of the above credit facility, we agreed to file a registration statement with the SEC in order to register the resale of any shares issuable upon conversion of up to $2 million of the credit facility and upon the exercise of the warrants. The terms of our agreement with Laurus require us to file the registration statement and have the registration statement declared effective by a definitive date, or we have agreed to pay the Laurus damages.

DELAWARE ANTI-TAKEOVER STATUTE AND CHARTER PROVISIONS

     Delaware anti-takeover statute.  We are subject to the provisions of
Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to some exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     - Before this date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

          -    by persons who are directors and also officers, and

          - by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be offered in a tender or exchange offer; or

          - On or after the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock, which is not owned by the interested stockholder.

     For purposes of Section 203, a "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years before the date of determination whether the person is an "interested stockholder," did own, 15% or more of the corporation's voting stock.

     Certificate of incorporation. Our certificate of incorporation provides for the authorization of our board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions on the preferred stock.

     These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage transactions that may involve an actual or threatened change of control of eLinear. These provisions are designed to reduce the vulnerability of eLinear to an unsolicited proposal for a takeover of eLinear. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of eLinear. These provisions may also have the effect of preventing changes in the management of eLinear.

TRANSFER AGENT

     The transfer agent and registrar for our common stock is Computershare Limited.

      DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                   LIABILITIES

     Our Certificate of Incorporation provides our directors with protection for breaches of their fiduciary duties to us or our stockholders. In addition, we have entered into indemnification agreements with our directors and officers that would indemnify them against liability arising under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons as provided in the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

     In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     EXPERTS

     The financial statements appearing in this registration statement for the year ended December 31, 2003 have been audited by Malone & Bailey, PLLC, independent auditors. The financial statements appearing in this registration statement for the year ended December 31, 2002 have been audited by Gerald R. Hendricks & Company, P.C., independent auditors. These financial statements are included in this prospectus in reliance on their report, given on their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the shares of common stock to be sold in this offering will be passed upon by Brewer & Pritchard, P.C., Houston, Texas. Principals of Brewer & Pritchard, P.C. own 50,000 shares of our common stock.


                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form SB-2 that we have filed registering the common stock to be sold in this offering. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may access and read our SEC filings, including this registration statement and all of the exhibits to the registration statement, through the SEC's website (http:www.sec.gov). This site contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. This registration statement, including the exhibits and schedules filed as a part of the registration statement, may be inspected at the public reference facility maintained by the SEC at its public reference room at 450 Fifth Street, NW, Washington, DC 20549 and copies of all or any part thereof may be obtained from that office. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
  eLinear, Inc.
  Houston, Texas

We have audited the accompanying balance sheet of eLinear, Inc., as of December 31, 2003 and the related statements of operations, stockholders' equity (deficit), and cash flows for the year ended December 31, 2003. These financial statements are the responsibility of eLinear's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eLinear, Inc. as of December 31, 2003, and the results of its operations and cash flows for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.




Malone  &  Bailey,  PLLC
www.malone-bailey.com
Houston,  Texas

January  22,  2004

                          INDEPENDENT AUDITORS' REPORT


To  the  Stockholders
NetView  Technologies,  Inc.
Houston,  Texas

We have audited the accompanying statement of operations, changes in stockholders' deficit and cash flows for the year ended December 31, 2002 of NetView Technologies, Inc. (the Company) (an S Corporation). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of its operations and its cash flows for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the Unites States of America.

In April 2003, certain stockholders of the Company received common stock in connection with the merger with eLinear, Inc., as discussed in notes 3 and 7 to the financial statements. eLinear, Inc. retroactively applied the recapitalization in the accompanying statement of stockholders' equity to reflect the common stock outstanding giving effect to the merger. We did not audit this transaction, and accordingly, did not express an opinion on this transaction.


Gerald R. Hendricks & Company, P.C.

Westminster,  Colorado
March  31,  2003

                                       ELINEAR, INC.
                                      AND SUBSIDIARIES
                                 CONSOLIDATED BALANCE SHEET
                                      DECEMBER 31, 2003




                                     ASSETS
Current assets:
    Cash                                                                        $   554,483
    Accounts receivable, net of allowance of $69,289 and $54,000 at
      December 31, 2003 and 2002, respectively                                    1,637,217
    Inventory                                                                       190,555
    Other current assets                                                             45,708
                                                                                ------------
        Total current assets                                                      2,427,963
                                                                                ------------

Property and equipment, net                                                          43,662
Goodwill                                                                          1,647,522
Deposits                                                                             15,049
                                                                                ------------
Total assets                                                                    $ 4,134,196
                                                                                ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Accounts payable, trade                                                     $ 1,101,603
    Payable to officers                                                              36,336
    Accrued liabilities                                                             148,747
    Notes payable, shareholders                                                     215,703
                                                                                ------------
        Total current liabilities                                                 1,502,389
                                                                                ------------
Commitments and contingencies
Shareholders' equity:
    Preferred stock, $.02 par value, 10,000,000 shares authorized, none issued           --
    Common stock, $.02 par value, 100,000,000 shares authorized,
      17,020,754 shares issued and outstanding at
      December 31, 2003                                                             340,415
    Additional paid-in capital                                                    3,687,131
    Accumulated deficit                                                          (1,395,739)
                                                                                ------------
        Total shareholders' equity                                                2,631,807
                                                                                ------------
Total liabilities and shareholders' equity                                      $ 4,134,196
                                                                                ============


See accompanying notes to consolidated financial statements.

                                  ELINEAR, INC.
                                 AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002



                                                            2003          2002
                                                        --------------------------

Revenue                                                 $13,598,490   $ 7,733,119
Cost of sales                                            11,464,755     6,757,097
                                                        --------------------------
        Gross profit                                      2,133,735       976,022
                                                        --------------------------

Operating expenses:
  Selling, general and administrative expenses:
    Payroll and related expenses                          1,544,431       379,498
    Office administration                                   175,159       136,672
    Professional services                                   526,664       114,409
    Other                                                   905,009       125,976
                                                        --------------------------
  Total selling, general and administrative               3,151,263       756,555
  Depreciation                                               20,290         9,143
                                                        --------------------------
        Total operating expenses                          3,171,553       765,698
                                                        --------------------------

Income (loss) from operations                            (1,037,818)      210,324
                                                        --------------------------

Other income (expense):
    Interest, net                                           (30,775)      (10,930)
    Other income                                             46,432            --
                                                        --------------------------
        Total other income (expense)                         15,657       (10,930)
                                                        --------------------------

Income (loss) before pro forma net income tax expense    (1,022,161)      199,394
Pro forma income tax expense                                     --      (106,554)
                                                        --------------------------
Pro forma net income (loss)                             $(1,022,161)  $    92,840
                                                        ==========================

Net income (loss) per share:
    Basic and diluted                                   $     (0.07)  $      0.01
                                                        ==========================

Weighted average number of common shares outstanding:
    Basic and diluted                                    14,382,140    12,961,979
                                                        ==========================


See accompanying notes to consolidated financial statements.

                                               ELINEAR, INC.
                                              AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                               FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                Common Stock    Additional                      Total
                                           --------------------   Paid-in    Accumulated     Shareholders'
                                             Shares     Amount    Capital      Deficit     Equity (Deficit)
                                           -----------------------------------------------------------------

Balances, January 1, 2002                          --  $     --  $       --  $        --   $             --
Stock issued to founders for cash          12,961,979   259,240          --     (572,972)          (313,732)
Net income                                         --        --          --      199,394            199,394
                                           -----------------------------------------------------------------
Balances December 31, 2002                 12,961,979   259,240          --     (373,578)          (114,338)
Stock issued in reverse acquisition         1,043,761    20,875     429,843           --            450,718
Stock issued for cancellation of warrants     134,750     2,695      51,205           --             53,900
Exercise of stock options                     573,700    11,474     733,969           --            745,443
Issuance of stock options for
    forgiveness of debt                            --        --      13,188           --             13,188
Stock issued for services                     126,000     2,520     340,789           --            343,309
Stock options issued for services                  --        --     114,493           --            114,493
Stock issued for cash, net of costs         1,330,564    26,611     811,644           --            838,255
Stock options issued for acquisition               --        --     274,000           --            274,000
Stock issued for acquisition                  850,000    17,000     918,000           --            935,000
Net loss                                           --        --          --   (1,022,161)        (1,022,161)
                                           -----------------------------------------------------------------
Balances, December 31, 2003                17,020,754  $340,415  $3,687,131  $(1,395,739)  $      2,631,807
                                           =================================================================


See  accompanying  notes  to  consolidated  financial  statements.

                                          ELINEAR, INC.
                                        AND SUBSIDIARIES
                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                         FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                                          2003          2002
                                                                      --------------------------

Cash flows provided by (used in) operating activities:
    Net income (loss)                                                 $(1,022,161)  $   199,394
    Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
        Depreciation                                                       20,290         9,143
        Stock and stock option based compensation                         511,702            --
        Bad debt expense                                                       --        54,000
        Changes in assets and liabilities:
            Accounts receivable                                          (311,486)   (1,616,653)
            Inventory                                                    (173,608)      (16,947)
            Other current assets                                          (45,708)           --
            Accounts payable                                             (115,517)    1,456,952
            Payable to officers                                           (59,000)       64,000
            Accrued liabilities                                            88,719        91,364
                                                                      --------------------------
Net cash provided by (used in) operating activities                    (1,106,769)      241,253
                                                                      --------------------------

Cash flows from investing activities:
    Purchase of property and equipment                                     (9,886)      (40,735)
    Deposits                                                               (9,257)       (5,792)
                                                                      --------------------------
Net cash used in investing activities                                     (19,143)      (46,527)
                                                                      --------------------------

Cash flows from financing activities:
    Proceeds from notes payable due to officers                           161,262       357,000
    Repayment on notes payable due to officers                           (185,459)     (117,100)
    Proceeds from exercise of stock options                               745,443            --
    Proceeds from sale of common stock                                    838,255         1,000
    Distribution to S Corporation shareholders                                 --      (314,732)
                                                                      --------------------------
Net cash provided by (used in) financing activities                     1,559,501       (73,832)
                                                                      --------------------------
Net increase in cash                                                      433,589       120,894
Cash and cash equivalents, beginning of year                              120,894            --
                                                                      --------------------------
Cash and cash equivalents, end of year                                $   554,483   $   120,894
                                                                      ==========================



Non-cash transactions:
    Issuance of stock in reverse acquisition                          $   450,718   $        --
                                                                      ==========================
    Issuance of stock for acquisition                                 $ 1,209,000   $        --
                                                                      ==========================
    Issuance of options for forgiveness of debt                       $    13,188   $        --
                                                                      ==========================


See  accompanying  notes  to  consolidated  financial  statements.

                                  ELINEAR, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003

Note 1. Organization and Nature of Business

     On April 15, 2003, eLinear, Inc. issued 12,961,979 shares of common stock for 100% of the outstanding common stock of NetView Technologies, Inc. ("NetView"). After the merger the stockholders of NetView owned approximately 90% of the combined entity. For financial reporting purposes this transaction was treated as an acquisition of eLinear and a recapitalization of NetView using the purchase method of accounting. (See Note 3.)

     eLinear, Inc. is a technology consulting services firm providing strategic consulting solutions, creative web site design, web site content management software, and technical project management and development services to companies seeking to increase productivity or reduce costs through investing in technology. The Company's current customers are based in the United States.

     NetView was incorporated in the State of Texas in December 2001 as an S-Corporation and commenced operations on January 1, 2002. NetView is an information technology solutions company that provides its customers with network and storage solutions infrastructure and related services. NetView's focus is on creating recurring revenue streams from a diverse client base. NetView markets its products and services through its own direct sales and marketing team, direct mail and trade shows. NetView sells to entities throughout the United States; however, a majority of its revenue is earned from sales in the State of Texas.

     On July 31, 2003, eLinear completed the acquisition of all the issued and outstanding shares of NewBridge Technologies, Inc. (formerly MMGD, Inc.). (See
Note 3.) NewBridge Technologies, Inc. ("NewBridge") is a digital provider of voice, data, video and security services to residential and commercial developments. These services are over a fiber or wireless infrastructure. NewBridge markets its services through its own sales force and the majority of its revenue is earned in Texas.

     Hereinafter, all references to eLinear include the operations and financial condition of NetView for the two years ended December 31, 2003, and the operations of eLinear consolidated with NetView since April 15, 2003 and with NewBridge consolidated since July 31, 2003 (see Note 3).

Note 2. Summary of Significant Accounting Policies

a)   Consolidation

     As of December 31, 2003, eLinear had three wholly owned subsidiaries, eLinear Corporation, NetView Technologies, Inc. and NewBridge Technologies, Inc. All material inter-company balances and inter-company transactions have been eliminated.

b)   Cash and Cash Equivalents

     Cash and cash equivalents consist of cash on hand and held in banks in unrestricted accounts. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

c)   Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated economic lives of the assets that range between three and fifteen years.

d)   Income Taxes

     The Company accounts for income taxes using the liability method, under which the amount of deferred income taxes is based on the tax effects of the differences between the financial and income tax basis of the Company's assets, liabilities and operating loss carryforwards at the balance sheet date based upon existing tax laws. Deferred tax assets are recognized if it is more likely than not that the future income tax benefit will be realized. Since utilization of net operating loss carryforwards is not assured, no benefit for future offset of taxable income has been recognized in the accompanying financial statements.

e)   Long-lived Assets

     The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. The Company has not identified any such impairment losses.

f)   Use of Estimates

     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

g)   Comprehensive Income (Loss)

     Comprehensive income is defined as all changes in shareholders' equity, exclusive of transactions with owners, such as capital instruments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, changes in market value of certain investments in securities and certain changes in minimum pension liabilities. The Company's comprehensive loss was equal to its net loss for the year ended December 31, 2003 and the Company's comprehensive income was equal to its net income for the year ended December 31, 2002.

h)   Revenue Recognition

     Product fulfillment revenue is recognized when products are shipped to the customer. Consulting services revenue from time and material service contracts is recognized as the services are provided. Communications deployment revenue from fixed price contracts is recognized over the contract term based on the percentage of cost during the period compared to the total estimated cost to be provided over the entire contract. Losses on contracts are recognized during the period in which the loss first becomes probable and reasonably estimable. At December 31, 2003, there were no significant contracts in progress.

     The Company performs ongoing credit evaluations of its customers' financial condition and maintains reserves for potential credit losses based upon the expected collectability of total accounts receivable. To date, losses resulting from uncollectible receivables have not exceeded management's expectations.

i)   Earnings (Loss) Per Share

     The Company computes net income (loss) per share pursuant to Statement of Financial Accounting Standards No. 128 "Earnings Per Share". Basic net loss per share is computed by dividing income or loss applicable to common shareholders by the weighted average number of shares of the Company's common stock outstanding during the period. Diluted net loss per share is determined in the same manner as basic net loss per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and dilutive conversion of the Company's convertible preferred stock.

     During the year ended December 31, 2003, options to purchase 1,990,183 shares of common stock and warrants to purchase 26,611 shares of common stock were excluded from the calculation of earnings per share since their inclusion would be antidilutive. During the years ended December 31, 2003 and 2002 there was no convertible preferred stock outstanding.

j)   Stock-Based Compensation

     The Company accounts for compensation costs associated with stock options and warrants issued to employees under the provisions of Accounting Principles Board Opinion No. 25 ("APB 25") whereby compensation is recognized to the extent the market price of the underlying stock at the date of grant exceeds the exercise price of the option granted. (See Note 8, "Stock Options and Warrants"). Accordingly, no compensation expense has been recognized for grants of options to employees with the exercise prices at or above market price of the Company's common stock on the measurement dates. eLinear recognized compensation expense totaling $62,000 in 2003 under the intrinsic value method for stock options issued to employees and $52,493 under the fair value method for options issued to consultants.

     Had compensation expense been determined based on the estimated fair value at the measurement dates of awards under those plans consistent with the method prescribed by SFAS No. 123, the Company's December 31, 2003 , net loss and the Company's December 31, 2002, net income would have been changed to the pro forma amounts indicated below.

                                                         December 31,   December 31,
                                                              2003           2002
                                                         -----------------------------

     Net income (loss):
       As reported                                       $  (1,022,161)  $     199,394
       Stock based compensation under fair value method       (103,768)             --
                                                         -----------------------------
       Pro forma                                         $  (1,125,929)  $     199,394
                                                         =============================

     Net income (loss) per share - basic and diluted:
       As reported                                       $       (0.07)  $        0.01
       Stock based compensation under fair value method          (0.01)             --
                                                         -----------------------------
       Pro forma                                         $       (0.08)  $        0.01
                                                         =============================

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk free rate of 3.5%; volatility of 206% for 2003 and 2002 with no assumed dividend yield; and expected lives of six months.

k)   Fair Value of Financial Instruments

     Financial instruments that are subject to fair disclosure requirements are carried in the financial statements at amounts that approximate fair value and include cash and cash equivalents, accounts receivable and accounts payable. Fair values are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of perceived risk.


l)   New Accounting Pronouncements

     The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

Reclassifications

     Certain amounts as previously presented in the 2002 financial statements have been reclassified to conform to the current year presentation.

Note 3. Acquisitions

     On April 15, 2003, eLinear, Inc. issued 12,961,979 shares of common stock for 100% of the outstanding common stock of NetView Technologies, Inc. ("NetView"). After the merger the stockholders of NetView owned approximately 90% of the combined entity. For financial reporting purposes this transaction was treated as an acquisition of eLinear and a recapitalization of NetView using the purchase method of accounting. For accounting purposes, the outstanding shares of eLinear immediately prior to the acquisition was accounted for as the consideration paid by NetView for the acquisition of eLinear and was valued at $450,718 using the stock price on such date. The excess purchase price over the fair value of net tangible assets was $451,920, all of which was allocated to goodwill. NetView's historical financial statements replace eLinear's in the accompanying financial statements.

     On July 31, 2003, eLinear completed the acquisition of all the issued and outstanding shares of NewBridge Technologies, Inc. (formerly MMGD, Inc.). Pursuant to the transaction, eLinear issued 850,000 shares of its common stock valued at $935,000, using an average price for a period of fifteen days prior to and subsequent to the date of the merger, and options to purchase 300,000 shares of common stock valued at $274,000 using Black-Scholes to the shareholders of NewBridge. As of the effective date NewBridge became a wholly owned subsidiary of eLinear. The acquisition was accounted for using the purchase method of accounting resulting in an excess purchase price over the fair value of net tangible assets was $1,195,602, all of which was allocated to goodwill.

     The following table summarizes the estimated fair value of the net assets acquired and liabilities assumed at the acquisition dates.

                                   eLinear   NewBridge     Total
                                   --------  ----------  ----------

     Current assets                $110,467  $  126,455  $  236,922
     Property and equipment          11,392      11,082      22,474
     Goodwill                       451,920   1,195,602   1,647,522
                                   --------  ----------  ----------
       Total assets acquired        573,779   1,333,139   1,906,918
                                   --------  ----------  ----------

     Current liabilities            123,061     124,139     247,200
                                   --------  ----------  ----------
       Net assets acquired         $450,718  $1,209,000  $1,659,718
                                   ========  ==========  ==========

     The consolidated statement of operations in the accompanying financial statements for the year ended December 31, 2003 includes the operations of eLinear from April 15, 2003 through December 31, 2003 and NewBridge from July 31, 2003 through December 31, 2003. The following are pro forma condensed statements of operations for the years ended December 31, 2003 and 2002, as though the acquisitions had occurred on January 1, 2002.

                                           Twelve Months Ended
                                               December 31,
                                        -------------------------
                                            2003         2002
                                        ------------  -----------

Revenue                                 $14,143,618   $9,120,099
Net loss                                $(1,093,213)  $ (264,814)
Net loss per share - basic and diluted  $     (0.08)  $    (0.02)



Note 4. Property and Equipment

     Property and equipment consist of the following at December 31, 2003 and 2002:

                                 Estimated Lives     2003      2002
                                ----------------  ---------  -------
     Automobile                         5 years   $ 12,806   $12,806
     Computer equipment                 3 years     72,411    16,752
     Furniture and equipment            7 years     20,159    11,177
                                                  -------------------
                                                   105,376    40,735
     Accumulated depreciation                      (61,714)   (9,143)
                                                  -------------------
     Net property and equipment                   $ 43,662   $31,592
                                                  ===================

Note 5. Commitments and Contingent Liabilities

     The Company's executive and administrative offices are located at 7240 Brittmoore, Suite 118, Houston, Texas 77041, which facilities are leased by the Company. The Company's lease on these premises covers approximately 8,100 square feet and expires on October 31, 2004. The Company is required to make monthly payments of $5,103.

     The Company has subleased its previous office space located at 8800 Jameel Road, Suite 170, Houston, Texas 77040, for $1,800 per month which substantially offsets the $1,900 per month obligation to the Company. This lease expires
October 31, 2004. Both of the Company's office leases expire on October 31, 2004 with future minimum rent totaling approximately $70,000.

Note 6. Credit Facilities

     On March 25, 2003, NetView entered into a financing agreement with Textron Financial ("Textron") whereby Textron will finance up to $1 million of inventory purchases. Advances under the agreement are paid directly from the financing company to the supplier. The agreement calls for interest at prime rate, as quoted in the Wall Street Journal, plus six percent (6%) and is secured by essentially all the assets of the Company and NetView and the personal guarantees of two officers and their wives. The agreement requires NetView to maintain certain financial ratios. NetView was in compliance with these covenants as of December 31, 2003.

     The balance outstanding at December 31, 2003 was $775,982 and is included in trade accounts payable in the accompanying balance sheet.

Note 7. Common Stock

     On April 15, 2003, eLinear, Inc. issued 12,961,979 shares of common stock for 100% of the outstanding common stock of NetView Technologies, Inc. ("NetView"). After the merger the stockholders of NetView owned approximately 90% of the combined entity. For financial reporting purposes this transaction was treated as an acquisition of eLinear and a recapitalization of NetView using the purchase method of accounting. eLinear retroactively applied the recapitalization in the accompanying statement of stockholders equity to reflect the common stock outstanding (See Note 3). The 1,043,761 shares of common stock retained by the eLinear shareholders is reflected as being issued in 2003.

     During 2003, certain warrant holders agreed to terminate their warrant agreements and were issued 134,750 shares of restricted common stock valued at $0.40 per share. In exchange for the issuance of these shares, the warrant holders agreed to forgo their rights to register these shares. eLinear recorded $53,900 of expense related to the terminated warrants.

     eLinear issued 573,700 shares of common stock for options exercised during 2003 resulting in proceeds totaling $745,443.

     eLinear issued 126,000 shares valued at $349,309 to third parties for consulting services during 2003. eLinear measured the transactions at the date of issuance at the quoted market price. There are no performance commitments or penalties for non-performance, therefore eLinear recorded the services at the date of issuance.

     eLinear sold 1,330,564 shares of common stock during 2003 and received proceeds totaling $838,255, net of offering costs totaling $119,621.

     eLinear issued 850,000 shares of common stock valued at $945,000 related to the acquisition of NewBridge. (See Note 3.)

Note 8. Stock Options and Warrants

     Stock  Option  Plans

     On March 31, 2000, the directors of the Company approved the 2000 Stock Option Plan (the "2000 Plan") under which up to 1,000,000 shares of the Company's common stock may be issued. The 2000 Plan was approved by the Company's shareholders at its annual shareholder meeting. Under the 2000 Plan, incentive and nonqualified stock options may be granted to employees, directors and consultants of the Company. Awards under the 2000 Plan will be granted as determined by the Company's Board of Directors. The options that may be granted pursuant to the 2000 Plan may be either incentive stock options qualifying for beneficial tax treatment for the recipient or nonqualified stock options. The term of the options granted under the 2000 Plan will be fixed by the Company, provided the maximum option term may not exceed ten years from the grant date (incentive stock options are granted at an exercise price of not less than 100% (110% for individuals owning 10% or more of the Company's common stock at the time of grant) of the common stock's fair market value at the date of grant. Nonqualified stock options may be granted at an exercise price determined by the Company's Board of Directors. Vesting rights will be fixed by the Company's
Board of Directors provided, however, that an outside director not have the right to exercise more than 50% of the shares granted until six months after the grant date. As of December 31, 2003, incentive stock options to purchase 23,100 shares exercisable at prices ranging from $0.32 to $0.45 per share that vest immediately to over a two-year period were outstanding. As of December 31, 2003, non-qualified stock options to purchase 93,750 shares exercisable at prices ranging from $1.30 to $39.38 per share that vest immediately to over a four-year period were outstanding. Of these amounts, 90,600 options were vested as of December 31, 2003.

     On April 15, 2003, the Company issued a total of 200,000 stock options at an exercise price of $0.50 per share immediately exercisable to two directors of the Company, one of which is no longer with the Company.

     On April 16, 2003, the Board of Directors adopted the 2003 Stock Option Plan (the "2003 Plan"), which allows for the issuance of up to 2,000,000 stock options to directors, executive officers, employees and consultants of the Company. The 2003 Plan was approved by the Company's shareholders at its annual shareholder meeting. Under the 2003 Plan, incentive and nonqualified stock options may be granted to employees, directors and consultants of the Company. Awards under the 2003 Plan will be granted as determined by the Company's Board of Directors. The options that may be granted pursuant to the 2003 Plan may be either incentive stock option qualifying for beneficial tax treatment for the recipient or nonqualified stock options. The term of the options granted under the 2003 Plan will be fixed by the Company, provided the maximum option term may not exceed ten years from the grant date (incentive stock options are granted at an exercise price of not less than 100% (110% for individuals owning 10% or more of the Company's common stock at the time of grant) of the common stock's fair market value at the date of grant. Nonqualified stock options may be granted at an exercise price determined by the Company's Board of Directors. Vesting rights will be fixed by the Company's Board of Directors. As of December 31, 2003, incentive stock options to purchase 95,000 shares exercisable at prices ranging from $0.67 to $1.60 per share that vest immediately to over a two-year period were outstanding. As of December 31, 2003, non-qualified stock options to purchase 630,000 shares exercisable at $0.50 per share that vest immediately to over a three-year period were outstanding. Of these amounts, 413,333 options were vested as of December 31, 2003.

     Stock  option  activity  during  the  periods  indicated  is  as  follows:

                                                                Weighted
                                                Number of       Average
                                                  Shares    Exercise Price
                                                ---------------------------

     Outstanding, January 1, 2002               1,474,083   $          5.11
         Granted                                  191,000              2.28
         Exercised                                (29,500)             1.57
         Forfeited                               (448,500)             3.58
         Expired                                       --                --
                                                ---------------------------
     Outstanding, December 31, 2002             1,187,083              5.44
         Granted                                1,376,800              0.73
         Exercised                               (573,700)             1.31
         Forfeited                                     --                --
         Expired                                       --                --
                                                ---------------------------
     Outstanding, December 31, 2003             1,990,183   $          3.38
                                                ===========================
     Exercisable, December 31, 2003             1,652,266   $          3.91
                                                ===========================

     At December 31, 2003, the range of exercise prices and weighted average remaining contractual life of outstanding options was $0.32 to $39.38 and 7.8 years, respectively. The weighted average grant date fair value of the options issued in 2003 and 2002 amounted to $1.72 and $2.28, respectively.

     Common  Stock  Warrants

     Effective April 15, 2003, certain warrant holders agreed to terminate outstanding warrant agreements and were issued 134,750 shares of common stock valued at $0.40 per share. In exchange for the issuance of these shares, the warrant holders agreed to forgo their rights to register these shares.

     In connection with a private placement completed during December 2003, the Company issued warrants to purchase 26,611 shares of common stock with an exercise price of $0.70 per share.

Note 9. Related Party Transactions

     Notes payable and accrued liabilities due to officers of the Company consist of the following:

                                                                           December 31,
                                                                        ------------------
                                                                          2003      2002
                                                                        ------------------
          Note payable to an officer with interest at 7% per annum and principal and interest due July 1, 2004, without collateral.  $ 81,303  $ 89,000

          Note payable to an officer with interest at 7% per annum and
          principal and interest due July 1, 2004, without collateral.   134,400   150,900

          Accrued liabilities due to officers                             36,336    64,000
                                                                        ------------------
              Total                                                     $252,039  $303,900
                                                                        ==================

     During  January  2004, the Company repaid the aforementioned notes payable.

     Mr. Ivins, a director of the Company, has an agreement with the Company whereby he earns $2,850 per month for services provided as a director and as a member of certain committees of the Board of Directors of the Company. Mr. Ivins is also paid $200 for each meeting of the Board of Directors that he attends in person. In addition to the foregoing, Mr. Ivins was granted 100,000 non-qualified stock options at an exercise price of $0.50 per share expiring March 31, 2008, and the extension of expiration dates of previously issued options to March 31, 2008 and December 29, 2010. During the twelve months ended December 31, 2003, Mr. Ivins earned approximately $20,115 pursuant to this agreement. The original termination date of this agreement was January 15, 2004, but was extended by the Board of Directors to July 15, 2004.

Note 10. Industry Segments

     The Company has adopted the provisions of Statements of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). At December 31, 2003, the Company's three business units, NetView, NewBridge and eLinear, have separate management teams and infrastructures that offer different products and services;.

                                             FOR THE YEAR ENDED DECEMBER 31, 2003

Dollars ($)                             eLinear    NetView    NewBridge  Consolidated
                                       ----------------------------------------------
Revenue                                  608,370  12,783,483    206,637    13,598,490
Segment loss                             717,565     216,303     88,293     1,022,161
Total assets                           1,071,083   1,695,284  1,367,829     4,134,196
Capital expenditures                          --       9,886         --         9,886
Depreciation                               2,686      15,568      2,036        20,290


                                             FOR THE YEAR ENDED DECEMBER 31, 2002

Dollars ($)                            eLinear    NetView     NewBridge  Consolidated
                                       ----------------------------------------------
Revenue                                       --   7,733,119         --     7,733,119
Segment profit                                --     199,394         --       199,394
Total assets                                  --   1,737,878         --     1,737,878
Capital expenditures                          --      40,735         --        40,735
Depreciation                                  --       9,143         --         9,143

     The accounting policies of the reportable segments are the same. The Company evaluates the performance of its operating segments based on income before net interest expense, income taxes, depreciation expense, accounting changes and non-recurring items.

Note 11. Income Taxes

     eLinear has incurred net losses since the merger with NetView (See Note 3.) and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The valuation allowance increased by approximately $170,000. The cumulative operating loss carry-forward is approximately $500,000 at December 31, 2003, and will expire in 2023.

     Deferred  income  taxes  consist  of  the  following  at December 31, 2003:

                                         December 31,
                                     -------------------
                                        2003     2002
                                     -------------------
Deferred tax assets                  $ 170,000   $    --
Valuation allowance                   (170,000)       --
                                     -------------------
                                     $      --   $    --
                                     ===================

     NetView was an S-Corporation in 2002 and upon the completion of the merger with eLinear (See Note 3.), NetView terminated its S-Corporation status for income tax purposes. The pro forma income tax expense shown in the accompanying financial statements indicates the results as if the Company applied the current policy for income taxes.

Note 12. Litigation

     eLinear is subject to legal proceedings and claims which have arisen in the ordinary course of its business. Management has determined these actions will not have a material effect on results of operations or the financial condition of the Company.


Note 13. Significant Concentration

     Three customers accounted for approximately 21%, 14% and 10% of sales for the year ended December 31, 2003. No other customers represented more than 10% of sales of the Company for the year ended December 31, 2003. The Company had two customers, each which had in excess of 10% of the Company's accounts receivable balance at December 31, 2003. These two customers had 30% and 15%, respectively, of the Company's accounts receivable balance.

Note 14. Subsequent Events

Securities  Purchase  Agreements  -  Funding

     The Company entered into a Securities Purchase Agreement dated February 4, 2004 with several accredited investors pursuant to which eLinear agreed to sell, and the investors agreed to purchase, an aggregate of 1,230,000 shares of the Company's common stock at a price of $2.00 per share, together with five-year warrants to purchase an aggregate of 615,000 shares of common stock at an exercise price of $3.00 per share (the "Class A Warrants"), and warrants to purchase 615,000 shares of common stock at an exercise price of $2.50 per share expiring on the earlier of two years from the closing date or one year from the date a registration statement registering the resale of the shares underlying the warrants and the shares becomes effective the "Class B Warrants" for an aggregate purchase price of $2,460,000, in a private placement transaction.

     All of the warrants are exercisable immediately. Subject to certain exceptions, in the event that on or before the date on which the warrants are exercised, the Company issues or sells, or is deemed to have issued or sold in accordance with the terms of the warrants, any shares of common stock for consideration per share less than the exercise price of the warrants as then in effect, then the exercise price of the warrants will be adjusted in accordance with a weighted average formula contained in the warrants.

     The Company entered into a Securities Purchase Agreement dated January 12, 2004 with several accredited investors pursuant to which eLinear agreed to sell, and the investors agreed to purchase, an aggregate of 1,964,225 shares of the Company's common stock at a price of $1.29 per share, together with five-year warrants to purchase an aggregate of 1,178,535 shares of common stock at an exercise price of $1.89 per share (the "Class A Warrants"), and warrants to purchase 1,090,145 shares of common stock at an exercise price of $1.55 per share expiring on the earlier of fourteen months from the closing date or eight months from the date a registration statement registering the resale of the shares underlying the warrants and the shares becomes effective the "Class B Warrants" for an aggregate purchase price of $2,533,850, in a private placement transaction.

     All of the warrants are exercisable immediately. Subject to certain exceptions, in the event that on or before the date on which the warrants are exercised, the Company issues or sells, or is deemed to have issued or sold in accordance with the terms of the warrants, any shares of common stock for consideration per share less than the exercise price of the warrants as then in effect, then the exercise price of the warrants will be adjusted to equal the consideration per share of common stock issued or sold or deemed to have been issued and sold in such dilutive issuance, provided that if such exercise price is adjusted to a $1.00 per share of common stock, any additional issuances shall only further reduce the exercise price of the warrants in accordance with a weighted average formula contained in the warrants.

     The Company has agreed to file a registration statement with the Securities and Exchange Commission within 45 days after the closing of the initial funding in order to register the resale of the shares and the shares of common stock issuable upon exercise of the warrants. If the Company fails to meet this deadline, if the registration statement is not declared effective prior to the 120th day after the respective closing dates, if the Company fails to respond to comments made by the SEC within 10 days, if the registration statement ceases to remain effective, or certain other events occur, the Company has agreed to pay the investors 1.5% of the aggregate purchase price for the first month of such event, and if such event continues to occur, 2.0% of the purchase price per month thereafter.

Notes Payable, Shareholders

     During January 2004, the Company repaid $215,703 principal amount of two promissory notes due to two officers of the Company.

                                7,138,962 Shares




                                  eLinear, Inc.


                                   Prospectus

                                     Shares




                              ____________________




     You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell and it is not seeking an offer to buy these securities in any jurisdiction where this offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

     Until ninety days after the effective date of this registration statement of which this prospectus is a part, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as managing placement agents and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The certificate of incorporation of eLinear limits the liability of directors to eLinear or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith that constitute a breach of duty of the director to the company or an act or omission which involves intentional misconduct or a knowing violation of law, (iii) for an act or omission for which the liability of a director is expressly provided by an applicable statute, or
(iv) for any transaction from which the director received an improper personal benefit, whether the benefit resulted from an action taken within the scope of the director's office.

     The inclusion of this provision in the certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the company and its stockholders.

     eLinear has also entered into Indemnification Agreements with its executive officers and directors. These agreements include provisions meant to facilitate the indemnities' receipt of benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken, and
(iii) the establishment of certain presumptions in favor of an indemnitee. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, the company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by eLinear.

     SEC Registration Fees . . . . . . . . . . . . . . . . . . . . .  2,533.00
     Legal fees. . . . . . . . . . . . . . . . . . . . . . . . . . .         *
     Accounting fees . . . . . . . . . . . . . . . . . . . . . . . .         *

     *  To be provided by amendment


          TOTAL                                                      $2,533.00

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     The following transactions were completed pursuant to either Section 4(2) of the Securities Act or Regulation D of the Securities Act. With respect to issuances made pursuant to Section 4(2) of the Securities Act, the transactions did not involve any public offering and were sold to a limited group of persons. Each recipient either received adequate information about the Company or had access, through employment or other relationships, to such information, and the Company determined that each recipient had such knowledge and experience in financial and business matters that they were able to evaluate the merits and risks of an investment in the Company.

     With respect to issuances made pursuant to Regulation D of the Securities Act, the Company determined that each purchaser was an "accredited investor" as defined in Rule 501(a) under the Securities Act, or if such investor was not an accredited investor, that such investor received the information required by Regulation D.

     Except as otherwise noted, all sales of the Company's securities were made by officers of the Company who received no commission or other remuneration for the solicitation of any person in connection with the respective sales of securities described above. The recipients of securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions.

     During the quarter September 30, 2001, eLinear sold 22,000 units consisting of its common stock and warrants to three accredited investors for an aggregate consideration of $62,700.

     In March and September 2002, eLinear sold 99,000 shares of its common stock to one sophisticated investor for a total of $70,800.

     In July 2002, eLinear issued 5,000 shares of its common stock to a former chief executive officer.

     In November 2002, eLinear issued J. Leonard Ivins, a director, 25,625 shares of its common stock for payment of services and expenses, and issued a former employee 4,166 shares of its common stock for payment of services.

     In April 2003, eLinear completed the acquisition of all of the issued and outstanding shares of NetView Technologies, Inc. ("NetView"). Pursuant to the transaction, eLinear issued an aggregate of 12,961,979 shares to the five shareholders of NetView. In April 2003, eLinear issued 25,000 shares of its common stock for payment of legal services. In April 2003, eLinear issued 134,750 shares of its common stock to five holders of its warrants in exchange for their termination of such warrants. The warrant holders were sophisticated investors.

     In July 2003, NewBridge Technologies, Inc. ("NewBridge") was acquired by eLinear. eLinear issued 850,000 shares of its common stock and an option to purchase 300,000 shares of common stock at exercise prices ranging from $0.50 to $1.70 per share to two shareholders of NewBridge in exchange for all of the outstanding common stock of NewBridge.

     In August 2003, eLinear issued 5,000 shares of its common stock to a consultant for services.

     Between September and December 2003, eLinear completed a private placement transaction in which it issued an aggregate of 1,330,564 shares of common stock for an aggregate purchase price of $931,395. eLinear used the services of NevWest Securities Corporation, a registered broker-dealer, as placement agent to assist it in this private placement, which received sales commission of between 7-10% of the gross proceeds of the offering, as well as warrants to purchase 26,611 shares of eLinear common stock at an exercise price of $0.70 per share.

     In October 2003, eLinear issued 66,000 shares of its common stock to an entity and a natural person for investor relations services. In January and February 2004, eLinear issued 96,190 shares of its common stock to three entities and a natural person for investor relations services. The parties were sophisticated persons.

     In January 2004, eLinear entered into a Securities Purchase Agreement with 16 accredited investors, pursuant to which it agreed to sell, and the Investors agreed to purchase, an aggregate of 1,964,225 shares of common stock, at a price of $1.29 per share, together with five-year warrants to purchase an aggregate of 1,178,535 shares of common stock at an exercise price of $1.89 per share, and warrants to purchase 1,090,145 shares of common stock at an exercise price of $1.55 per share expiring on the earlier of March 2005 or eight months from the date this registration statement becomes effective.

     In February 2004, eLinear entered into a Securities Purchase Agreement with 16 accredited investors, pursuant to which it agreed to sell, and the Investors agreed to purchase, an aggregate of 1,230,000 shares of common stock, at a price of $2.00 per share, together with five-year warrants to purchase an aggregate of 615,000 shares of common stock at an exercise price of $3.00 per share, and warrants to purchase 615,000 shares of common stock at an exercise price of $2.50 per share expiring on the earlier of February 2006 or one year from the date this registration statement becomes effective.

     In February 2004, eLinear entered into a revolving credit facility with an accredited investor. Payment of interest and principal can, under certain circumstances, be made with shares of eLinear common stock at a conversion price of $2.91 per share. In connection with execution of this credit facility, eLinear issued a seven-year warrant to purchase 290,000 shares of our common stock at exercise prices ranging from $3.05 to $3.32 per share.

ITEM 27. EXHIBITS

EXHIBIT LIST

EXHIBIT NO.                  IDENTIFICATION OF EXHIBIT

2.1 Agreement and Plan of Merger, dated October 11, 1999, between Registrant, eLinear Corporation and Imagenuity, Inc. (incorporated by reference to Exhibit A-1 to Registrant's Current Report on Form 8-K, dated October 25, 1999)
2.2 Agreement and Plan of Merger, dated April 15, 2003, between Registrant, NetView Acquisition Corp. and NetView Technologies, Inc. (incorporated by reference to Exhibit 2.2 to Registrant's Annual Report on form 10-KSB, dated April 15, 2002)
3.1 Articles of Incorporation of Registrant (incorporated by reference to Registrant's Form 10-KSB for the period ended December 31, 1995)
3.2 Bylaws of Registrant (incorporated by reference to Registrant's Form 10-KSB for the period ended December 31, 1995)
3.3 Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Registrant's Form 10-QSB for the period ended June 30, 2000)
4.1 Specimen of Registrant's Common Stock Certificate (incorporated by reference to Registrant's Form 10-KSB for the period ended December 31, 1995)
5.1            Opinion of Brewer & Pritchard, P.C. (to be provided by amendment)
10.1 Employment Agreement with Kevan M. Casey (incorporated by reference to Exhibit 10.2 to Registrant's Annual Report on Form 10-KSB, dated April 15, 2003)
10.2 Employment Agreement with Tommy Allen (incorporated by reference to Exhibit 10.3 to Registrant's Annual Report on Form 10-KSB, dated April 15, 2003)
10.3 2000 Stock Option Plan (incorporated by reference to Exhibit 4.1 to Registrant's Definitive Proxy Statement on Schedule 14A, dated June 30, 2000)
10.4 Amendment No. 1 to Registrant's 2000 Stock Option Plan (incorporated by reference to Exhibit 4.2 to Registrant's Form S-8, dated July 31, 2001)
10.5 Amended and Restated 2003 Stock Option Plan (incorporated by reference to Exhibit 10.1 to Registrant's Form S-8, dated January 14, 2003)
10.6 Form of Indemnification Agreement for all officers and directors of Registrant (incorporated by reference to Registrant's Form 10-QSB filed with the Commission on October 24, 2000)
10.7 Agreement between eLinear, Inc. and J. Leonard Ivins dated April 15, 2003 (incorporated by reference to Exhibit 10.10 to Registrant's Annual Report on Form 10-KSB, dated April 15, 2003)
10.8 Securities Purchase Agreement dated as of January 12, 2004 between eLinear, Inc. and the Investors named therein (incorporated by reference to Exhibit 10.1 to Registrant's Form 8-K, dated January 28, 2004)
10.9 Form of Class A Warrant issued to each of the Investors in the Securities Purchase Agreements dated as of January 12, 2004 (incorporated by reference to Exhibit 10.2 to Registrant's Form 8-K, dated January 28, 2004)
10.10 Form of Class B Warrant issued to each of the Investors in the Securities Purchase Agreements dated as of January 12, 2004 (incorporated by reference to Exhibit 10.3 to Registrant's Form 8-K, dated January 28, 2004)

10.11 Registration Rights Agreement issued to each of the Investors in the Securities Purchase Agreements dated as of January 12, 2004 (incorporated by reference to Exhibit 10.4 to Registrant's Form 8-K, dated January 28, 2004)
10.12 Employment Agreement with Ramzi Milad Nassar (incorporated by reference to Exhibit 10.12 to Registrant's Annual Report on Form 10-KSB, dated February 13, 2004)
10.13 Securities Purchase Agreement dated as of February 4, 2004 between eLinear, Inc. and the Investors named therein
               (incorporated by reference to Exhibit 10.13 to Registrant's Annual Report on Form 10-KSB, dated February 13, 2004)
10.14 Form of Class A Warrant issued to each of the Investors in the Securities Purchase Agreements dated as of February 4, 2004 (incorporated by reference to Exhibit 10.14 to Registrant's Annual Report on Form 10-KSB, dated February 13, 2004)
10.15 Form of Class B Warrant issued to each of the Investors in the Securities Purchase Agreements dated as of February 4, 2004 (incorporated by reference to Exhibit 10.15 to Registrant's Annual Report on Form 10-KSB, dated February 13, 2004)
10.16 Registration Rights Agreement issued to each of the Investors in the Securities Purchase Agreements dated as of February 4, 2004 (incorporated by reference to Exhibit 10.16 to Registrant's Annual Report on Form 10-KSB, dated February 13, 2004)
10.17 Security Agreement dated as of February 23, 2004 by and between eLinear, Inc., NetView Technologies, Inc. and NewBridge Technologies, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.17 to Registrant's Form 8-K, dated February 26, 2004)
10.18 Common Stock Purchase Warrant Agreement dated as of February 23, 2004 by and between eLinear, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.18 to Registrant's Form 8-K, dated February 26, 2004)
10.19 Secured Revolving Note Agreement dated as of February 23, 2004 by and between eLinear, Inc., NetView Technologies, Inc. and NewBridge Technologies, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.19 to Registrant's Form 8-K, dated February 26, 2004)
10.20 Secured Convertible Minimum Borrowing Note Agreement dated as of February 23, 2004 by and between eLinear, Inc., NetView
               Technologies, Inc. and NewBridge Technologies, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.20 to Registrant's Form 8-K, dated February 26, 2004)
10.21 Minimum Borrowing Note Registration Rights Agreement dated as of February 23, 2004 by and between eLinear, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.21 to Registrant's Form 8-K, dated February 26, 2004)
10.22 Funds Escrow Agreement dated as of February 23, 2004 by and between eLinear, Inc., NetView Technologies, Inc. and NewBridge Technologies, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.22 to Registrant's Form 8-K, dated February 26, 2004)
21.1           Subsidiaries  of Registrant (incorporated by reference to Exhibit
               21.1 to Registrant's Form 10-QSB filed with the Commission on December 19, 2003)
23.1           Consent  of  Gerald  R.  Hendricks  &  Company,  P.C.
23.2           Consent  of  Malone  &  Bailey,  PLLC


ITEM 28. UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,


                                  Part II - 4
                    individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

               iii. To include any additional or changed material information with respect to the plan of distribution.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




                                  Part II - 5

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas, on February 25, 2004.


                              ELINEAR, INC.



                              By: /s/ Kevan Casey
                                  --------------------------------------------
                                  Kevan Casey, Chief Executive Officer

                            _________________________

                                POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kevan Casey as his true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement on Form SB-2, and to sign any registration statement filed under Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments thereto), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:


Signature                                       Title                          Date


 /s/ Kevan Casey                     Chairman of the Board, Chief  February 25, 2004
-----------------------------------
KEVAN CASEY                          Executive Officer, and
                                     Principal Accounting Officer

 /s/ Tommy Allen                     Director and President        February 25, 2004
-----------------------------------
TOMMY ALLEN


 /s/ J. Leonard Ivins                Director                      February 25, 2004
-----------------------------------
J. LEONARD IVINS


 /s/ Carl A. Chase                   Director                      February 25, 2004
-----------------------------------
CARL A. CHASE

                                INDEX TO EXHIBITS

EXHIBIT NO.                  IDENTIFICATION OF EXHIBIT

2.3 Agreement and Plan of Merger, dated October 11, 1999, between Registrant, eLinear Corporation and Imagenuity, Inc. (incorporated by reference to Exhibit A-1 to Registrant's Current Report on Form 8-K, dated October 25, 1999)
2.4 Agreement and Plan of Merger, dated April 15, 2003, between Registrant, NetView Acquisition Corp. and NetView Technologies, Inc. (incorporated by reference to Exhibit 2.2 to Registrant's Annual Report on form 10-KSB, dated April 15, 2002)
3.4 Articles of Incorporation of Registrant (incorporated by reference to Registrant's Form 10-KSB for the period ended December 31, 1995)
3.5 Bylaws of Registrant (incorporated by reference to Registrant's Form 10-KSB for the period ended December 31, 1995)
3.6 Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Registrant's Form 10-QSB for the period ended June 30, 2000)
4.2 Specimen of Registrant's Common Stock Certificate (incorporated by reference to Registrant's Form 10-KSB for the period ended December 31, 1995)
5.1            Opinion of Brewer & Pritchard, P.C. (to be provided by amendment)
10.1 Employment Agreement with Kevan M. Casey (incorporated by reference to Exhibit 10.2 to Registrant's Annual Report on Form 10-KSB, dated April 15, 2003)
10.2 Employment Agreement with Tommy Allen (incorporated by reference to Exhibit 10.3 to Registrant's Annual Report on Form 10-KSB, dated April 15, 2003)
10.3 2000 Stock Option Plan (incorporated by reference to Exhibit 4.1 to Registrant's Definitive Proxy Statement on Schedule 14A, dated June 30, 2000)
10.4 Amendment No. 1 to Registrant's 2000 Stock Option Plan (incorporated by reference to Exhibit 4.2 to Registrant's Form S-8, dated July 31, 2001)
10.5 Amended and Restated 2003 Stock Option Plan (incorporated by reference to Exhibit 10.1 to Registrant's Form S-8, dated January 14, 2003)
10.6 Form of Indemnification Agreement for all officers and directors of Registrant (incorporated by reference to Registrant's Form 10-QSB filed with the Commission on October 24, 2000)
10.7 Agreement between eLinear, Inc. and J. Leonard Ivins dated April 15, 2003 (incorporated by reference to Exhibit 10.10 to Registrant's Annual Report on Form 10-KSB, dated April 15, 2003)
10.8 Securities Purchase Agreement dated as of January 12, 2004 between eLinear, Inc. and the Investors named therein (incorporated by reference to Exhibit 10.1 to Registrant's Form 8-K, dated January 28, 2004)
10.9 Form of Class A Warrant issued to each of the Investors in the Securities Purchase Agreements dated as of January 12, 2004 (incorporated by reference to Exhibit 10.2 to Registrant's Form 8-K, dated January 28, 2004)
10.10 Form of Class B Warrant issued to each of the Investors in the Securities Purchase Agreements dated as of January 12, 2004 (incorporated by reference to Exhibit 10.3 to Registrant's Form 8-K, dated January 28, 2004)
10.11 Registration Rights Agreement issued to each of the Investors in the Securities Purchase Agreements dated as of January 12, 2004 (incorporated by reference to Exhibit 10.4 to Registrant's Form 8-K, dated January 28, 2004)
10.12 Employment Agreement with Ramzi Milad Nassar (incorporated by reference to Exhibit 10.12 to Registrant's Annual Report on Form 10-KSB, dated February 13, 2004)
10.13 Securities Purchase Agreement dated as of February 4, 2004 between eLinear, Inc. and the Investors named therein
               (incorporated by reference to Exhibit 10.13 to Registrant's Annual Report on Form 10-KSB, dated February 13, 2004)
10.14 Form of Class A Warrant issued to each of the Investors in the Securities Purchase Agreements dated as of February 4, 2004 (incorporated by reference to Exhibit 10.14 to Registrant's Annual Report on Form 10-KSB, dated February 13, 2004)

10.15 Form of Class B Warrant issued to each of the Investors in the Securities Purchase Agreements dated as of February 4, 2004 (incorporated by reference to Exhibit 10.15 to Registrant's Annual Report on Form 10-KSB, dated February 13, 2004)
10.16 Registration Rights Agreement issued to each of the Investors in the Securities Purchase Agreements dated as of February 4, 2004 (incorporated by reference to Exhibit 10.16 to Registrant's Annual Report on Form 10-KSB, dated February 13, 2004)
10.17 Security Agreement dated as of February 23, 2004 by and between eLinear, Inc., NetView Technologies, Inc. and NewBridge Technologies, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.17 to Registrant's Form 8-K, dated February 26, 2004)
10.18 Common Stock Purchase Warrant Agreement dated as of February 23, 2004 by and between eLinear, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.18 to Registrant's Form 8-K, dated February 26, 2004)
10.19 Secured Revolving Note Agreement dated as of February 23, 2004 by and between eLinear, Inc., NetView Technologies, Inc. and NewBridge Technologies, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.19 to Registrant's Form 8-K, dated February 26, 2004)
10.20 Secured Convertible Minimum Borrowing Note Agreement dated as of February 23, 2004 by and between eLinear, Inc., NetView
               Technologies, Inc. and NewBridge Technologies, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.20 to Registrant's Form 8-K, dated February 26, 2004)
10.21 Minimum Borrowing Note Registration Rights Agreement dated as of February 23, 2004 by and between eLinear, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.21 to Registrant's Form 8-K, dated February 26, 2004)
10.22 Funds Escrow Agreement dated as of February 23, 2004 by and between eLinear, Inc., NetView Technologies, Inc. and NewBridge Technologies, Inc. and Laurus Master Fund, LLC (incorporated by reference to Exhibit 10.22 to Registrant's Form 8-K, dated February 26, 2004)
21.1           Subsidiaries  of Registrant (incorporated by reference to Exhibit
               21.1 to Registrant's Form 10-QSB filed with the Commission on December 19, 2003)
23.1           Consent  of  Gerald  R.  Hendricks  &  Company,  P.C.
23.2           Consent  of  Malone  &  Bailey,  PLLC